EXHIBIT 2.1
CONFORMED COPY

AGREEMENT AND PLAN OF MERGER
dated as of July 26, 2018
by and among
Advanced Energy Industries, Inc.,
AE Eclipse Merger Sub, Inc.,
LumaSense Technologies Holdings, Inc.
and
Shareholder Representative Services LLC

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(continued)

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(continued)

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EXHIBITS

Exhibit A            —    Stockholder Consents
Exhibit B            —    Form of Certificate of Merger
Exhibit C            —    Form of Escrow Agreement
Exhibit D            —    Form of Letter of Transmittal
Exhibit E            —    Form of R&W Binder
Exhibit F            —    Closing Deliverables
Exhibit G            —    Form of Joinder and Release
Exhibit H            —    Form of Paying Agent Agreement
Exhibit I            —    Form of Company Certificate of Incorporation

Schedule 1.1(a)    —    Change in Control Bonus Agreements
Schedule 1.1(b)    —    Loans Outstanding
Schedule 2.10        —    Example Working Capital Statement
Schedule 2.10(h)    —    Bonus Payment Distribution Schedule
Schedule 5.1(a)    —    Positive Interim Operating Covenants
Schedule 5.1(b)    —    Negative Interim Operating Covenants
Schedule 5.8(c)     —    Continuing Agreements
Schedule 6.3(d)    —    Persons Executing Release
Schedule 6.3(l)    —    Required Consents
Schedule 6.3(m)    —    Filing
Schedule 7.2(a)(7)    —    Qualified Matters
Schedule 7.2(a)(8)    —    Specific Indemnification Matters
Schedule 7.2(a)(9)    —    Foreign Environmental Indemnification Matters
Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 26, 2018 by and among Advanced Energy Industries, Inc., a Delaware corporation (“Parent”), AE Eclipse Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), LumaSense Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Representative (as defined in Section 9.13(a)). Certain capitalized terms used herein have the meanings assigned to them in Section 1.1.

RECITALS
WHEREAS, the respective Boards of Directors of Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, each share of common stock of the Company (“Company Common Stock”) and Series A Preferred Stock of the Company (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 2.3), other than shares owned by Parent, the Company or any Subsidiary of Parent or the Company and other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and prescribe various conditions to the transactions contemplated by this Agreement;
WHEREAS, the Company has obtained and delivered to Parent a true, correct and complete copy of written consents which shall be effective immediately after the execution of this Agreement, evidencing the adoption of this Agreement by over 90% of the holders of Company Common Stock and 100% of the holders of Series A Preferred Stock as reflected in Exhibit A; and
WHEREAS, prior to the Effective Time, each of the Company and Parent, as the sole stockholder of Merger Sub, will make the determinations and take the other actions that are necessary under the DGCL and the organizational documents of the Company, Parent and Merger Sub in order for the Company, Parent and Merger Sub to enter into this Agreement and complete the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency

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of which is hereby acknowledged and accepted, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Action” means (a) any claim, action, complaint, suit, demand, proceeding, litigation, arbitration, mediation, notice of violation, citation, summons, subpoena, or prosecution or (b) any inquiry, audit, or investigation by a Governmental Authority as to which written notice has been provided to the applicable party, in all cases of clauses (a) and (b) whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.
“Change in Control Bonus Agreements” means those certain Letter Agreements listed on Schedule 1.1(a).
“Closing Cash” means the cash and cash equivalents of the Company and its Subsidiaries, but excluding restricted cash, as of immediately before the Closing, determined in accordance with GAAP.
“Company Capital Stock” means shares of capital stock of the Company.
“Company Employee” means each current employee of the Company and its Subsidiaries.
“Company IP Agreements” means all written Contracts between (1) the Company or any of its Subsidiaries and any third party relating to the licensing of any Intellectual Property by the Company or any of its Subsidiaries to such third party (“Licenses Out”), (2) any third party and the Company or any of its Subsidiaries relating to the licensing of Intellectual Property by such third party to the Company or any of its Subsidiaries (“Licenses In”), and (3) the Company or any of its Subsidiaries and any third party relating to the development or use of Intellectual Property, in each case other than (a) non-exclusive licenses to customers and end users in the ordinary course of business, and (b) non-exclusive licenses of COTS Software.
“Company IP Rights” means the Intellectual Property (a) owned by the Company or any of its Subsidiaries, (b) used or held for use by the Company or any of its Subsidiaries, including all Licenses In, or (c) necessary to conduct the business of the Company and its Subsidiaries as currently conducted or currently proposed to be conducted.

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“Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights and that are used or held for use by the Company or any of its Subsidiaries, and includes all Licenses In.
“Company Option” means an option to purchase shares of Company Capital Stock, whether or not granted under a Company Benefit Plan.
“Company-Owned IP Rights” means Company IP Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Product or Service” means any product or service produced, manufactured, marketed, licensed, sold, furnished, distributed or performed by the Company or any of its Subsidiaries at any time prior to the Closing.
“Company Stock Plan” means the Company’s Amended and Restated 2005 Equity Incentive Plan.
“Confidentiality Agreement” means that certain Letter Agreement between Parent and the Company, dated as of February 21, 2018, as may be amended from time to time.
“Contract” means any agreement, contract, subcontract, indenture, deed of trust, lease, sublease, license, consensual obligation, binding commitment, franchise, loan, note, bond, mortgage, guarantee, sales confirmation, undertaking or other legally binding contractual right or obligation (whether written or oral and whether express or implied).
“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“COTS Software” means generally available commercial off-the-shelf Software used solely in connection with the Company’s internal operations, the source code of which has not been modified or customized by or for the Company and is licensed to the Company pursuant to a Contract that does not require any future payments of license fees of more than $10,000 per year.
“Data Room” means the Merrill Datasite One electronically accessible data room provided in connection with the negotiation of this Agreement and the transactions contemplated hereunder.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement by the Company.
“Encumbrance” means any security interest, pledge, equitable interest, mortgage, easement, encroachment, right of way, lien (statutory or other), charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, community property interest, exclusive license or covenant, option to obtain an

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exclusive license or covenant, or other encumbrance or restriction of any kind or character, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means all Laws concerning pollution or protection of the environment, human health, or natural resources; occupational safety and health or sanitation; or otherwise relating to the manufacture, processing, distribution, use, generation, handling, transportation, treatment, storage, disposal, arrangement for treatment, transportation, or disposal, labeling, discharge, release, emission, threatened release, cleanup, investigation, removal, or remediation of any Hazardous Substance, together with any regulations, or any Governmental Authority’s codes, plans, orders, decrees, judgments, injunctions, notices, or demand letters entered into, promulgated, or approved thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
“Escrow Participants” means DFJ Element Clean Energy Fund, L.P., DFJ Element IntraFund, L.P., DFJ Element, L.P., Oak Investment Partners XI, L.P., and all holders of Company Capital Stock or Company Options who have executed and delivered Joinder and Release Agreements prior to Closing and who are entitled to $50,000 or more in the aggregate of Nominal Per Share Consideration or, in the case of Company Options, Merger Consideration pursuant to Section 2.8(a)(1), in each case, before any deduction for the Regular Indemnification Escrow Amount and the Special Indemnification Escrow Amount.
“Escrow Pro Rata Portion” means (a) with respect to a share of Company Capital Stock held by an Escrow Participant, the Nominal Per Share Consideration payable in respect thereto divided by the Estimated Merger Consideration payable to Escrow Participants and (b) with respect to an In-Money Option held by an Escrow Participant, the consideration payable in respect thereto pursuant to Section 2.8(a)(1) before any deduction for the Holdback Amount, Regular Indemnification Escrow Amount, Special Indemnification Escrow Amount and Representative’s Expense Amount divided by the Estimated Merger Consideration payable to Escrow Participants.
“FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto including, without limitation, the General Service Administration Acquisition Manual and Department of Defense FAR Supplement codified at Title 48 of the Code of Federal Regulations.
“Foreign Company Benefit Plan” means any Company Benefit Plan that provides benefits only for employees, consultants, independent contractors, stockholders or directors of the Company or any ERISA Affiliate who are employed or otherwise regularly providing service outside of the United States.

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“Fraud” means a representation by the Company or any Company Employee in connection with the transactions contemplated by this Agreement that was known or believed by the person making the representation not to be true or any fraud committed by the Company or any Company Employee with malice or an intent to deceive, but not any fraud with negligence or constructive knowledge concepts as the standard of knowledge or intent.
“GAAP” means accounting principles generally accepted in the United States.
“Governmental Authority” means any government or political subdivision thereof, any governmental entity, department, commission, board, bureau, agency or instrumentality, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority and any court, tribunal or judicial body, whether federal, state, county, local or foreign.
“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, release, or other contractual agreement of any kind, as modified by binding modification or change orders, whether currently active, subject to an open audit period, or closed in the last three years, between the Company or its Subsidiaries and, (a) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor or higher-tier contractor of any Governmental Authority (but only insofar as, to the Knowledge of the Company, the Contract calls for performing part or all of the prime or higher-tier contractor’s obligations relating to a contract with a Governmental Authority), or (c) any lower-tier subcontractor to the Company or its Subsidiaries with respect to any Contract of a type described in clauses (a) or (b) above.  For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.
“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
“Hazardous Substance” means all chemicals, materials, wastes, pollutants, contaminants, or substances that are prohibited, controlled, or regulated, or for which liability or standards of conduct are imposed under, Environmental Laws, including any asbestos, petroleum or petroleum products (including crude oil or any fraction thereof), per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate, radioactive substances and polychlorinated biphenyls.
“Holdback Pro Rata Portion” means (a) with respect to a share of Company Capital Stock, the Nominal Per Share Consideration payable in respect thereto divided by the difference of (1) the Estimated Merger Consideration minus (2) the aggregate exercise price of all In-Money Options outstanding immediately before the Effective Time and (b) with respect to an In-Money Option, the consideration payable in respect thereto pursuant to Section 2.8(a)(1) before any deduction for the Holdback Amount, the Regular Indemnification Escrow Amount, the Special Indemnification Escrow Amount and the Representative’s Expense Amount divided by

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the difference of (1) the Estimated Merger Consideration minus (2) the aggregate exercise price of all In-Money Options outstanding immediately before the Effective Time.
“In-Money Options” means any Company Option other than an Out-of-Money Option.
“Indemnifiable Losses” means any and all damages, losses, liabilities, judgments, costs, and fines, fees, penalties and out-of-pocket expenses (including reasonable attorneys’ fees and costs of investigation and enforcement and the cost of pursuing any insurance providers) actually paid, suffered or incurred by an Indemnified Person that are the natural, probable and reasonably foreseeable result of the event giving rise thereto, provided that “Indemnifiable Losses” does not include punitive damages, except to the extent arising in connection with a Third-Party Claim.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names and all registrations and applications for registration thereof; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such designs or copyrights; (d) Trade Secrets; (e) patents, patent applications, and other patent rights (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof) and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) Software; and (g) semiconductor chips and mask works.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“IRS” means the United States Internal Revenue Service, and any successor agency thereto.
“Knowledge of the Company” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company or any of its Subsidiaries, the knowledge of Stephen Abely, Diane Wotus, Jose Ysaguirre and Stephen Huang and the knowledge such Persons would have had after due and reasonable inquiry.
“Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order, rule of common law, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, applicable to any of the assets, properties, operations and business of the applicable Person.
“Liability” means any debt, obligation or liability, regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in

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accordance with GAAP, regardless of whether such debt, liability or obligation is immediately due and payable and regardless of whether such debt, liability or obligation is asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Loans Outstanding” means the loans owed to the Company set forth on Schedule 1.1(b), excluding any portion of the principal or interest of the loans that is forgiven by the Company before or at the Effective Time.
Documents or other information and materials will be deemed to have been “Made Available” by the Company if the Company or one of its representatives has posted such documents and information and other materials to the Data Room at least 48 hours prior to the execution and delivery of this Agreement by the parties hereto.
“Material Adverse Effect” means any change or effect (collectively, “Effects”) that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement, except for any such changes or effects resulting directly or indirectly from (1) any Effects arising from the financial, currency or capital markets or the economy in general to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company and its Subsidiaries operate; (2) any Effects arising from the industries in which the Company or any of its Subsidiaries operates in general to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company and its Subsidiaries operate; (3) any Effects arising from the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby to the extent relating to the identity of Parent; (4) changes in Laws or GAAP or the interpretation thereof; (5) acts or conditions of war, invasion, incursion, armed conflict, sabotage, terrorism, riot, civil unrest, epidemic or any escalation or worsening of any such acts; (6) earthquakes, tsunamis, hurricanes, tornadoes or other natural disasters; or (7) nuclear or chemical accidents, provided however, that any event, occurrence, fact, condition or change referred to in clauses (1) and (2) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
“Out-of-Money Options” means Company Options having an exercise price in excess of the Nominal Per Share Common Consideration, calculated for this purpose as if all Company Options were included in clause (D) of the definition of “Merger Consideration” and clause (B) of the definition of “Fully Diluted Company Common Stock.”
“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

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“Permitted Encumbrances” means (1) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained on the Current Balance Sheet in accordance with GAAP; (2) all cashiers’, landlords’, workmens’, repairmens’, warehousemens’ and carriers’ liens, incurred in the ordinary course of business securing payments not yet due or delinquent; (3)  non-exclusive licenses granted in the ordinary course of business; and (4) with respect to any real property leased by any of the Company or any of its Subsidiaries (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing Encumbrances or encroachments described in clause (4) would reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate, or materially detract from the value of the property to which they relate.
“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.
“Pre-Closing Tax Liabilities” means (i) any Taxes of the Company or any Subsidiary (including any Taxes of the Company or any Subsidiary attributable to “subpart F income” arising under Code Section 965) attributable to any period or portion thereof ending on or before the Closing Date, (ii) any Taxes imposed on the Company or any of its Subsidiaries (A) pursuant to Section 1.1502-6 of the U.S. Treasury Regulations (or another analogous provision of state, local or non-U.S. law) (B) by reason of the Company or any of its Subsidiaries being a successor or transferee of any other Person or (C) by reason of any Contract, if, in any such case, the event giving rise to such Liability occurred before the Closing; except that Pre-Closing Tax Liabilities shall not include (a) any Taxes of the Company or any Subsidiary incurred after the Closing on the Closing Date (other than in the ordinary course of business), (b) any Taxes resulting from an election made under Code Section 338, Code Section 336 or under any comparable provisions of any other state, local or foreign laws, (c) any Taxes taken into account in the calculation of components (E), (F), (G), or (H) of the Merger Consideration pursuant to this Agreement, nor (d) any Taxes arising from or relating to the Qualified Matters (in the case of this clause (d), to the extent such Taxes are not paid out of the Special Indemnification Escrow Fund).
“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Principal” means an officer, director, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions).
“Securities Act” means the Securities Act of 1933, as amended.

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“Software” means software, firmware, and programs, including source code, object code, operating systems, architecture, schematics, and computerized databases.
“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (1) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or (2) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Tax” means all taxes, duties, levies or other assessments in the nature of a tax, including income, gross receipts, sales, use, employment, franchise, profits, net proceeds, ad valorem, real, personal and other property (tangible and intangible), capital stock, premium, minimum and alternative minimum, value added, stamp, transfer, excess profits, occupational, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties or other taxes of any kind imposed by a Governmental Authority (whether payable directly or by withholding), and together with any interest and any penalties thereon, additions to tax or additional amounts imposed by a Governmental Authority with respect thereto.
A “Tax Benefit” will be realized by a Person for purposes of this Agreement in a taxable year when such Person obtains an actual reduction in Tax Liability for such taxable year, determined on a “with or without” basis.
“Tax Return” means a report, return, declaration, claim for refund or information returns, any attachment or schedule attached thereto, or other information supplied or required to be supplied to a Governmental Authority with respect to any Tax.
“Trade Secrets” means all trade secrets, confidential information, and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information.
“Transaction Expenses” means all fees and expenses incurred and unpaid by the Company or any of its Subsidiaries at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the performance and consummation of the Merger and the other transactions contemplated hereby, including (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Ancillary Agreements, all other agreements, instruments and other documents referenced herein or contemplated hereby, and the Merger and the other transactions contemplated hereby and thereby, (ii) fees and expenses which are payable to Needham &

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Company, (iii) the premium and associated costs of obtaining the D&O Tail Policy, (iv) the premium and brokers’ fees and associated costs of obtaining the R&W Policy, (v) the employer’s share of payroll Taxes on the amounts paid on Company Options in accordance with Section 2.8, and (vi) the fees and expenses of the Paying Agent.
“Working Capital” means (1) current assets (excluding Closing Cash, deferred tax assets, and deferred financing assets) and intercompany balances (if any) minus (2) current liabilities (in each case of the Company and its Subsidiaries on a consolidated basis as of immediately before the Closing as determined in accordance with GAAP and excluding for purposes of clause (2) the current portion of all Closing Indebtedness and Transaction Expenses).
“Working Capital Target” means $8,777,000.
Section 1.2    Certain Additional Definitions. As used in this Agreement, each of the following terms has the meaning ascribed thereto in the Section set forth opposite each such term in the following table:

Term	Section
Acquisition Transaction	Section 5.11
Additional Per Share Consideration	Section 2.5(e)(1)
Aggregate Preferred Consideration	Section 2.5(e)(2)
Agreement	Preamble
Audited Company Financial Statements	Section 3.6
Balance Sheet Date	Section 3.6
BKartA	Section 5.5(b)
Book-Entry Shares	Section 2.5(c)
Buy-side Party	Section 9.14
Certificate of Merger	Section 2.3
Certificates	Section 2.5(c)
Claim Certificate	Section 7.5
Claims Period	Section 7.4
Closing	Section 2.2
Closing Balance Sheet	Section 2.10(d)
Closing Consideration	Section 2.5(e)(3)
Closing Date	Section 2.2
Closing Indebtedness	Section 2.5(e)(4)
Closing Per Share Common Consideration	Section 2.5(e)(5)
Closing Per Share Preferred Consideration	Section 2.5(e)(6)
Closing Statement	Section 2.10(c)
Company	Preamble
Company Benefit Plans	Section 3.21(a)
Company Bylaws	Section 3.3(a)
Company Certificate of Incorporation	Section 3.3(a)
Company Common Stock	Recitals
Company Financial Statements	Section 3.6
Company Indemnified Parties	Section 5.7(a)

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Term	Section
Company Registered IP	Section 3.14(b)
Confidential Information	Section 9.13(c)
Contaminants	Section 3.14(o)
Current Balance Sheet	Section 3.6
Customer Data	Section 3.14(o)
D&O Tail Policy	Section 5.7(b)
Dispute	Section 9.14
Disputed Line Items	Section 2.10(d)
Dissenting Shares	Section 2.7
Distributable Holdback	Section 2.10(h)
EAR	Section 3.11(c)
Effective Time	Section 2.3
Effects	Section 1.1, definition of Material Adverse Effect
Environmental Claims	Section 3.23(d)
Environmental Permits	Section 3.23(b)
Escrow Agent	Section 2.5(d)(1)
Escrow Agreement	Section 2.5(d)(1)
Estimated Closing Balance Sheet	Section 2.10(a)
Estimated Closing Cash	Section 2.5(e)(7)
Estimated Closing Indebtedness	Section 2.5(e)(8)
Estimated Closing Statement	Section 2.10(a)
Estimated Merger Consideration	Section 2.5(e)(9)
Estimated Negative Working Capital Adjustment	Section 2.5(e)(10)
Estimated Positive Working Capital Adjustment	Section 2.5(e)(11)
Estimated Transaction Expenses	Section 2.5(e)(12)
Estimated Working Capital	Section 2.10(a)
Exchange Fund	Section 2.5(d)(4)
Expiration Date	Section 7.1
Final Closing Cash	Section 2.10(d)
Final Closing Indebtedness	Section 2.10(d)
Final Transaction Expenses	Section 2.10(d)
Final Working Capital	Section 2.10(d)
Fully Diluted Company Common Stock	Section 2.5(e)(13)
Fully Diluted Company Common Stock of Escrow Participants	Section 2.5(e)(14)
Fundamental Representations	Section 6.3(a)
Government Bid	Section 3.30(a)
GWB	Section 3.5
Holdback Amount	Section 2.10(a)
Holdback Bonus Amount	Section 2.10(h)
Indemnification Threshold Amount	Section 7.3(a)
Indemnified Person	Section 7.2
Information Statement	Section 5.17(c)
ITAR	Section 3.11(c)
Leased Real Property	Section 3.13(a)
Letter of Transmittal	Section 2.6(c)

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Term	Section
Licenses In	Section 1.1 Definition of Company IP Agreements
Licenses Out	Section 1.1 Definition of Company IP Agreements
Listed Contract	Section 3.20(a)
Majority Holders	Section 9.13(a)
Material Customers	Section 3.19(a)
Material Suppliers	Section 3.19(b)
Merger	Recitals
Merger Consideration	Section 2.5(e)(15)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.5(b)
Negative Working Capital Adjustment	Section 2.5(e)(16)
Nominal Per Share Common Consideration	Section 2.5(e)(17)
Nominal Per Share Consideration	Section 2.5(e)(18)
Nominal Per Share Preferred Consideration	Section 2.5(e)(19)
Notice of Disagreement	Section 2.10(d)
Objection Notice	Section 7.6
Objection Period	Section 7.6
Open Source Software	Section 3.14(m)
Outside Date	Section 8.1(c)
Parent	Preamble
Parent Subsidiaries	Section 4.5
Paying Agent	Section 2.6(a)
Positive Working Capital Adjustment	Section 2.5(e)(20)
Post-Closing Addition	Section 2.10(f)
Post-Closing Reduction	Section 2.10(f)
Qualified Matters	Section 7.2(a)(7)
R&W Policy	Section 5.13
Real Property Leases	Section 3.13(a)
Regular Indemnification Escrow Amount	Section 2.5(d)(1)
Regular Indemnification Escrow Fund	Section 2.5(d)(1)
Representative	Section 9.13
Representative Losses	Section 9.13(d)
Representative’s Expense Amount	Section 2.5(d)(3)
Representative’s Expense Fund	Section 2.5(d)(3)
Required Equityholder Consents	Section 5.17(a)
Required Vote	Section 3.28
Section 280G Payments	Section 5.9(a)
Sell-side Counsel	Section 9.14
Sell-side Counsel Work Product	Section 9.14
Sell-side Party	Section 9.14
Series A Preferred Stock	Recitals
Settlement Accountant	Section 2.10(d)
Special Claims Period Expiration Date	Section 7.4
Special Indemnification Escrow Amount	Section 2.5(d)(2)
Special Indemnification Escrow Fund	Section 2.5(d)(2)

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Term	Section
Spreadsheet	Section 5.10
Straddle Period	Section 5.12(b)
Surviving Corporation	Section 2.1
Systems	Section 3.14(o)
Third-Party Claim	Section 7.9
Unaudited Company Financial Statements	Section 3.6
Unexculpable Matters	Section 9.13(b)
WARN Act	Section 3.22(j)
ARTICLE II
THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Delaware Law.
Section 2.2    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, at such other location as the parties agree or remotely via the electronic exchange of documents and signatures on the third Business Day after the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at Closing) have been fulfilled or waived or such other time as the parties agree (the date on which the Closing occurs being the “Closing Date”).
Section 2.3    Effective Time. The Merger shall become effective when the Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law, is filed with the Secretary of State of the State of Delaware or at such other subsequent date and time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with Delaware Law (the “Effective Time”).
Section 2.4    Effects of the Merger.
(a)    At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.
(b)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be amended to read in its entirety in the form attached hereto as Exhibit I. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Company Certificate of Incorporation and applicable Law.

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(c)    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time.
Section 2.5    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:
(a)    Each share of Company Capital Stock owned by the Company or any of its wholly owned Subsidiaries and each share of Company Capital Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be cancelled and shall cease to exist without any conversion thereof, and no consideration shall be delivered or deliverable in exchange therefor.
(b)    Each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. At the Effective Time, each certificate evidencing ownership of Merger Sub Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.
(c)    Each issued and outstanding share of Company Capital Stock (other than shares to be canceled in accordance with Section 2.5(a) and Dissenting Shares) shall be converted into the right to receive a portion of the Merger Consideration, as specified and allocated in this Section 2.5(c) and in the Spreadsheet. All such shares of Company Capital Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Capital Stock (the “Certificates”) and each holder of shares of Company Capital Stock that immediately prior to the Effective Time were represented by book entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (1) the right to receive the Merger Consideration as allocated in this Section 2.5(c) and the Spreadsheet upon delivery of a Letter of Transmittal and surrender of such Certificate, if certificated, in accordance with this Section 2.5(c) or (2) with respect to Dissenting Shares, the right of appraisal in accordance with Delaware Law.
(1)    Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive (A) an amount of cash (without interest) equal to the Nominal Per Share Preferred Consideration minus the product of (w) the Escrow Pro Rata Portion attributable to a share of Series A Preferred Stock and the sum of (x) the Regular Indemnification Escrow Amount,the Special Indemnification Escrow Amount and the Representative’s Expense Amount and minus the product of (y) the Holdback Pro Rata Portion attributable to a share of Series A Preferred Stock and (z) the Holdback Amount; and (B) from time to time, an amount of cash equal to any Additional Per Share Consideration for such share.
(2)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive (A) an amount of cash (without interest) equal to the Closing Per Share Common

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Consideration and (B) from time to time an amount of cash equal to any Additional Per Share Consideration for such share.
(d)    At the Closing, Parent shall make the following payments in accordance with the Spreadsheet:
(1)    Parent shall cause a portion of the Estimated Merger Consideration equal to $850,000 (the “Regular Indemnification Escrow Amount,” and as it may be increased or decreased from time to time pursuant to the Escrow Agreement, the “Regular Indemnification Escrow Fund”) to be deposited with U.S. Bank N.A. as escrow agent (the “Escrow Agent”) in accordance with an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit C (the “Escrow Agreement”), by and among Parent, the Escrow Agent and the Representative. The Regular Indemnification Escrow Fund will be held and distributed in accordance with the Escrow Agreement and Article VII. Parent shall report all income of the Regular Indemnification Escrow Fund for all Tax purposes.
(2)    Parent shall cause a portion of the Estimated Merger Consideration equal to $5,000,000 (the “Special Indemnification Escrow Amount,” and as it may be increased or decreased from time to time pursuant to the Escrow Agreement, the “Special Indemnification Escrow Fund”) to be deposited with the Escrow Agent in accordance with the Escrow Agreement. The Special Indemnification Escrow Fund will be held and distributed in accordance with the Escrow Agreement and Article VII. Parent shall report all income of the Special Indemnification Escrow Fund for all Tax purposes.
(3)    Parent shall cause a portion of the Estimated Merger Consideration equal to $250,000 (the “Representative’s Expense Amount,” and as it may be increased or decreased from time to time pursuant to Article VII, the “Representative’s Expense Fund”) to be deposited with the Representative in accordance with Article VII. The Representative’s Expense Fund will be held by the Representative until the end of its engagement, at which time any remaining funds will be distributed in accordance with Article VII.
(4)    Parent shall cause the Closing Consideration to be deposited with the Paying Agent for payment to the holders of Company Capital Stock in accordance with Section 2.6. Such amount shall hereinafter be referred to as the “Exchange Fund.”
(5)    Parent shall cause the portion of the Estimated Merger Consideration to be paid to the holders of Company Options pursuant to Section 2.8 to be deposited with the Company for such payment.
(e)    As used in this Section 2.5 and elsewhere in this Agreement, the following terms have the following meanings:
(1)    “Additional Per Share Consideration” means (A) with respect to each share of Company Common Stock, the right of the former holder of such share to receive, out of any Post-Closing Addition, the amount of cash equal to the product of (1) the aggregate Post-Closing Addition multiplied by (2) the Holdback Pro Rata Portion and (B) with respect to each share of Company Capital Stock formerly held by an Escrow Participant, the right of the former holder of such share to receive, out of an aggregate amount of cash payable from time to

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time in accordance with the Escrow Agreement and Section 7.4 or Section 9.13 to the former holders of Company Capital Stock and Company Options who are Escrow Participants, the amount of cash equal to the product of (1) the aggregate amount payable pursuant to Section 7.4 or Section 9.13 to former holders of Company Capital Stock and Company Options who are Escrow Participants multiplied by (2) the Escrow Pro Rata Portion applicable to the share.
(2)    “Aggregate Preferred Consideration” means $64,750,000.
(3)    “Closing Consideration” means (x) the aggregate amount of Closing Per Share Preferred Consideration and Closing Per Share Common Consideration minus (y) the outstanding principal of and unpaid interest on the Loans Outstanding.
(4)    “Closing Indebtedness” means, without duplication, the aggregate of the following as of immediately prior to the Closing: (A) any obligation of the Company or any of its Subsidiaries (i) for outstanding indebtedness for borrowed money, (ii) arising out of capitalized lease obligations of the Company or any of its Subsidiaries, or (iii) that is an interest-bearing financial liability of the Company or any of its Subsidiaries that is characterized as debt, in each case described in subclauses (A)(i), (ii), or (iii) determined in accordance with GAAP; (B) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions) of the Company which are or may become payable at Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, including all amounts payable under the Change in Control Bonus Agreements, plus all employer-paid tax obligations with respect thereto (that are not deducted from the payment made to the individual); (C) any obligation of the Company or any of its Subsidiaries for the deferred purchase price of property or services other than accounts payable (to the extent accounts payable is included in the definition of Working Capital); (D) any obligation of the Company or any of its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments or arising out of indentures; (E) the amount of any accrued bonus payable to any employee of the Company or any of its Subsidiaries, plus all employer-paid tax obligations with respect thereto (that are not deducted from the payment made to the individual), (F) any reimbursement obligation of any of the Company or any of its Subsidiaries in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, in each case as of immediately prior to the Effective Time; (G) obligations of the Company or any of its Subsidiaries under any interest rate, currency swap or other hedging agreement or arrangement; (H) deferred revenue of the Company; (I) accrued but unpaid dividends on capital stock of the Company; (J) any obligation of other Persons described in subclauses (A), (C), (D), (F) and (G) that the Company or any of its Subsidiaries has guaranteed, that is recourse to the Company, any of its Subsidiaries or any of their assets or that is otherwise the legal liability of the Company or any of its Subsidiaries; (K) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred associated with the prepayment of any Closing Indebtedness; (L) any and all amounts of the nature described in clause (A) owed by the Company or any of its Subsidiaries to any of its Affiliates including any of its stockholders; (M) $874,000 (with respect to the Qualified Matters); and (N) $130,000 (with respect to potential underfunding of the Company and its Subsidiaries’ German pension plans).

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(5)    “Closing Per Share Common Consideration” means with respect to each share of Company Common Stock, the Nominal Per Share Common Consideration minus (A) the product of (1) the Holdback Pro Rata Portion attributable to a share of Company Common Stock and (2) Holdback Amount minus (B) in the case of Escrow Participants, the product of (1) the Escrow Pro Rata Portion attributable to a share of Company Common Stock formerly held by an Escrow Participant and (2) the sum of (x) the Regular Indemnification Escrow Amount; (y) the Special Indemnification Escrow Amount; and (z) the Representative’s Expense Amount.
(6)    “Closing Per Share Preferred Consideration” means with respect to each share of Series A Preferred Stock, the Nominal Per Share Preferred Consideration minus (A) the product of (1) the Holdback Pro Rata Portion attributable to a share of Series A Preferred Stock and (2) the Holdback Amount minus (B) the product of (1) the Escrow Pro Rata Portion attributable to a share of Series A Preferred Stock and (2) the sum of (x) the Regular Indemnification Escrow Amount; (y) the Special Indemnification Escrow Amount; and (z) the Representative’s Expense Amount.
(7)    “Estimated Closing Cash” means the Company’s good faith estimate of the amount of Closing Cash as set forth in the Estimated Closing Statement.
(8)    “Estimated Closing Indebtedness” means the Company’s good faith estimate of the amount of the Closing Indebtedness as set forth in the Estimated Closing Statement.
(9)    “Estimated Merger Consideration” means an amount in cash equal to (A) $85,000,000 plus (B) all Estimated Closing Cash plus (C) the outstanding principal of and unpaid interest on the Loans Outstanding plus (D) the aggregate exercise price of all In-Money Options outstanding immediately prior to the Effective Time plus (E) any Estimated Positive Working Capital Adjustment minus (F) any Estimated Negative Working Capital Adjustment minus (G) the amount of Estimated Closing Indebtedness and minus (H) the amount of Estimated Transaction Expenses.
(10)    “Estimated Negative Working Capital Adjustment” means the Company’s good faith estimate of the amount of any Negative Working Capital Adjustment as determined based on the information set forth in the Estimated Closing Statement.
(11)    “Estimated Positive Working Capital Adjustment” means the Company’s good faith estimate of the amount of any Positive Working Capital Adjustment as determined based on the information set forth in the Estimated Closing Statement.
(12)    “Estimated Transaction Expenses” means the Company’s good faith estimate of the amount of the Transaction Expenses as set forth in the Estimated Closing Statement.
(13)     “Fully Diluted Company Common Stock” means the sum of (A) the aggregate number of shares of Company Common Stock that are outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Company

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Common Stock underlying all Company Options outstanding immediately prior to the Effective Time (other than Out-of-Money Options).
(14)    “Fully Diluted Company Common Stock of Escrow Participants” means the sum of (A) the aggregate number of shares of Company Common Stock that are outstanding and held by Escrow Participants immediately prior to the Effective Time and (B) the aggregate number of shares of Company Common Stock underlying all In-Money Options outstanding and held by Escrow Participants immediately prior to the Effective Time.
(15)    “Merger Consideration” means an amount in cash equal to (A) $85,000,000 plus (B) all Closing Cash plus (C) the outstanding principal of and unpaid interest on the Loans Outstanding plus (D) the aggregate exercise price of all Company Options outstanding immediately prior to the Effective Time (other than Out-of-Money Options) plus (E) any Positive Working Capital Adjustment minus (F) any Negative Working Capital Adjustment minus (G) the amount of Closing Indebtedness and minus (H) the amount of Transaction Expenses.
(16)    “Negative Working Capital Adjustment” means the amount, if any, by which Working Capital is less than the Working Capital Target, determined in accordance with Section 2.10.
(17)    “Nominal Per Share Common Consideration” means an amount equal to (A) (i) the Estimated Merger Consideration minus (ii) the Aggregate Preferred Consideration divided by (B) the Fully Diluted Company Common Stock.
(18)    “Nominal Per Share Consideration” means the Nominal Per Share Common Consideration or the Nominal Per Share Preferred Consideration, as applicable.
(19)    “Nominal Per Share Preferred Consideration” means $100.
(20)    “Positive Working Capital Adjustment” means the amount, if any, by which the Working Capital is greater than the Working Capital Target, determined in accordance with Section 2.10.
Section 2.6    Exchange of Certificates.
(a)    Paying Agent. Prior to the Closing, Parent shall enter into an agreement with U.S. Bank N.A. (the “Paying Agent”) in the form attached hereto as Exhibit H, which shall provide that Parent shall make available to the Paying Agent cash in the amount necessary for the payment of the Closing Consideration as specified and allocated in Section 2.5(c) upon delivery of a Letter of Transmittal and surrender of Certificates, if certificated, in accordance with Section 2.5(c) and which agreement shall be Made Available to the Company at least three Business Days before the Closing Date. All of the fees and expenses of the Paying Agent shall be paid by Parent but included as Transaction Expenses hereunder.
(b)    Parent to Provide Funds. Parent shall take all steps necessary to deposit in trust with the Paying Agent at the Effective Time cash in an amount equal to the Exchange Fund. The Paying Agent shall, pursuant to irrevocable instructions, make the Closing Consideration

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payments referred to in Section 2.5(c) out of the Exchange Fund at the Effective Time (if the Paying Agent has received by the Effective Time (1) in the case of certificated shares of Company Capital Stock, the applicable Certificates or affidavits of loss relating to such certificates and duly executed Letters of Transmittal or (2) in the case of Book-Entry Shares, duly executed Letters of Transmittal) or, with respect to such payments not made at the Effective Time, as promptly as practicable thereafter upon receipt by the Paying Agent of (1) in the case of certificated shares of Company Capital Stock, the applicable Certificates or affidavits of loss relating to such certificates and duly executed Letters of Transmittal or (2) in the case of Book-Entry Shares, duly executed Letters of Transmittal. The Exchange Fund shall not be used for any purpose other than the payment of the Closing Consideration. If the holder of any Certificate or Book-Entry Shares requests in the Letter of Transmittal payment of the Closing Consideration payable to the holder by wire transfer, the Paying Agent shall pay the Closing Consideration payable to such holder by wire transfer of immediately available funds.
(c)    Exchange Procedures. The Company shall cause to be delivered, promptly, and in any event within five Business Days prior to the proposed Effective Time, to each holder of record of a Certificate or Book-Entry Shares, other than Certificates representing shares or Book-Entry Shares to be cancelled or retired pursuant to Section 2.5(a), a letter of transmittal substantially in the form of Exhibit D (the “Letter of Transmittal”) and instructions for use in surrendering Certificates, to the extent the relevant shares are certificated, to the Paying Agent in exchange for consideration as specified and allocated in Section 2.5(c). Upon delivery to the Paying Agent of a duly executed Letter of Transmittal with a Certificate, to the extent the relevant shares are certificated, for cancellation or an affidavit of loss relating to a certificate, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor, subject to the next sentence, the applicable portion of the Closing Consideration as set forth on the Spreadsheet into which the shares formerly represented by such Certificate or Book-Entry Shares shall have been converted in accordance with Section 2.5(c), and the Certificate so surrendered shall be canceled. No interest shall be paid or accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the Certificate so surrendered is registered or in whose name Book-Entry Shares are registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer or that transfer instructions in the Letter of Transmittal are completed in a form reasonably acceptable to the Paying Agent, as applicable, and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(c), each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Company Capital Stock to be cancelled or retired pursuant to Section 2.5(a)) and each Book-Entry Share (other than Book-Entry Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive in accordance with the provisions of this Agreement, upon such surrender, the amount of cash, without interest, into which the shares of Company Capital Stock theretofore represented by such Certificate or as Book-Entry Shares shall have been converted pursuant to Section 2.5(c). None of the Paying Agent, the Surviving Corporation or any party to this Agreement shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant

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to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for 12 months after the Effective Time shall be repaid to Parent (including all interest and other income received by the Paying Agent in respect of all such funds). Thereafter, Persons who prior to the Merger held shares of Company Capital Stock shall look only to the Surviving Corporation or Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar Laws) with respect to any consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them.
(d)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form acceptable to the Paying Agent and Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the amount of cash, without interest, that such Person would have been entitled to receive had such Person surrendered such lost, stolen or destroyed certificate to the Paying Agent pursuant to Section 2.6(c). Parent or the Paying Agent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.
Section 2.7    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by Delaware Law, but only to the extent required thereby, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Capital Stock, who have properly exercised appraisal rights with respect thereto in accordance with Delaware Law (the “Dissenting Shares”), shall not be exchangeable for the right to receive the consideration issuable pursuant to Section 2.5(c), and holders of such shares of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of Delaware Law, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration issuable pursuant to Section 2.5(c), in accordance with and subject to the provisions of this Agreement, without any interest thereon. The Company shall give Parent (1) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.
Section 2.8    Company Options.
(a)    Each Company Option that remains outstanding and unexercised immediately prior to the Effective Time, whether granted under the Company Stock Plan or otherwise, will, at the Effective Time, become fully vested and then be cancelled and such holder

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of Company Option shall cease to have any rights with respect thereto other than the right to receive, with respect to In-Money Options, the following amounts of cash, without interest:
(1)    the difference of (A) the product of (x) the Nominal Per Share Common Consideration multiplied by (y) the number of shares of Company Common Stock subject to such In-Money Option minus (B) the product of (1) the Holdback Pro Rata Portion attributable to such In-Money Option multiplied by (2) the Holdback Amount minus (C) in the case of Escrow Participants, the product of (1) the Escrow Pro Rata Portion attributable to such In-Money Option multiplied by (2) the sum of (x) the Regular Indemnification Escrow Amount, (y) the Special Indemnification Escrow Amount, and (z) the Representative’s Expense Amount minus (D) the aggregate exercise price for the number of shares of Company Common Stock subject to such Company Option;
(2)    in accordance with Section 2.10, the product of (A) any Post-Closing Addition multiplied by (B) the Holdback Pro Rata Portion attributable to such In-Money Option; and
(3)    for Escrow Participants, from time to time in accordance with the Escrow Agreement and Section 7.4 or Section 9.13, the product of (A) the aggregate amount payable pursuant to the Escrow Agreement and Section 7.4 or Section 9.13 multiplied by (B) the Escrow Pro Rata Portion attributable to such In-Money Option.
(b)    The Company will take all actions necessary to ensure that all Company Options outstanding immediately prior to the Effective Time will automatically be canceled and will cease to exist at the Effective Time, and that the holders of Company Options will have no rights, title, interest or claims in or to any Company Capital Stock, or, except as expressly set forth in Section 2.8(a), any other consideration.
(c)    Parent will cause all cash amounts payable pursuant to Section 2.8(a) to be deposited with the Company on behalf of the holders of In-Money Options for payment to them. The Surviving Corporation shall distribute all such amounts (subject to applicable Tax withholding) to the holders of In-Money Options. Any consideration payable pursuant to Section 2.8(a)(3) with respect to In-Money Options held by Escrow Participants will, to the maximum extent permitted by Law, only be paid in accordance with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) or in a manner exempt from the requirements of Section 409A of the Internal Revenue Code in reliance upon Treasury Regulations Section 1.409A-1(b)(4).
(d)    For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any further rights with respect to such Out-of-Money Options (including the right to receive any consideration in respect thereof).
Section 2.9    Tax Withholding. The Surviving Corporation, Parent and the Paying Agent each shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any applicable provision of state, local or foreign Tax Law (including any applicable withholding from the consideration for Company Options that are in the nature of compensation and processed through the payroll system of the Company or its Subsidiaries or Affiliates); provided, however, that the Surviving Corporation, Parent or the

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Paying Agent, as the case may be, shall notify all holders of shares of Company Common Stock and Company Options from whom funds are so withheld of the respective amounts of such withholding, except to the extent such amounts are set forth on the Spreadsheet. To the extent that amounts are so withheld and remitted to the relevant Governmental Authority by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
Section 2.10    Holdback; Adjustments to Merger Consideration.
(a)    Holdback. Notwithstanding anything to the contrary in this Agreement, at the Closing, Parent shall withhold from the Estimated Merger Consideration payable pursuant to this Agreement and retain an amount in cash in available funds equal to $2,000,000 (the “Holdback Amount,”) to secure the adjustment obligations of the Company pursuant to this Section 2.10. The Holdback Amount shall be held by Parent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement.
(b)    Estimated Closing Statement. At least three Business Days prior to the Closing, the Company will deliver to Parent (i) a written statement (the “Estimated Closing Statement”) setting forth (A) the Company’s good faith estimate of Working Capital, as calculated consistent with the Example Working Capital Statement attached hereto as Schedule 2.10 (the “Estimated Working Capital”), (B) the Estimated Closing Cash, (C) the Estimated Closing Indebtedness and (D) the Estimated Transaction Expenses and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Closing, prepared in accordance with GAAP and in a manner consistent with the Current Balance Sheet (the “Estimated Closing Balance Sheet”).
(c)    Closing Statement. Within 90 days after the Closing Date, Parent may, at its option, prepare and deliver to the Representative, a calculation of Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses (the “Closing Statement”) and a copy of the Estimated Closing Statement indicating those line items that are Parent disputes and accompanied by Parent’s calculation of each such line item that is in dispute, together with such schedules and data setting forth in reasonable detail the particulars of Parent’s disputes. All line items that are not disputed will be final, binding and conclusive for all purposes under this Agreement. If Parent elects not to prepare a Closing Statement, then the Estimated Closing Statement will be final, binding and complete for all purposes of this Agreement. Following delivery of the Closing Statement, Parent will provide the Representative with reasonable access to the financial records of the Company, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement. For purposes of this Agreement, Working Capital will be calculated in accordance with the following hierarchy: (i) this Agreement (including Schedule 2.10 to this Agreement) and (ii) with GAAP applied using the same accounting methods, policies, practices and procedures, classifications, judgments and estimation methodology consistent with those used in the preparation of the Financial Statements.
(d)    Determination of Final Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Transaction Expenses. If the Representative disagrees in whole or in part with the Closing Statement, then within 30 days after its receipt of the Closing

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Statement, it will notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement must include a copy of the Closing Statement indicating those line items that are in dispute (the “Disputed Line Items”) and be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of the Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses. To the extent the Representative provides a Notice of Disagreement within such 30-day period, all items that are not Disputed Line Items will be final, binding and conclusive for all purposes of this Agreement. If the Representative does not provide a Notice of Disagreement within such 30-day period, the Representative will be deemed to have accepted in full the Closing Statement as prepared by Parent, which will be final, binding and conclusive for all purposes of this Agreement. If any effective Notice of Disagreement is provided, Parent and the Representative will use commercially reasonable efforts for a period of 30 days following the date of Parent’s receipt of the Notice of Disagreement (or such longer period as they may mutually agree in writing) to resolve any Disputed Line Items. During such 30-day period, Parent and the Representative will provide each other with access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Working Capital and Disputed Line Items. If, at the end of such period, Parent and the Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items will be referred to Ernst & Young (the “Settlement Accountant”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 2.10. The Settlement Accountant will be directed to determine as promptly as practicable (and in any event within 60 days from the date that the dispute is submitted to it) the Disputed Line Items; provided that the amount determined by the Settlement Accountant for each Disputed Line Item may not be greater than the highest amount proposed by Parent and the Representative nor less than the lowest amount proposed by Parent and the Representative. Parent and the Representative will each furnish to the Settlement Accountant such work papers and other documents and information relating to the Disputed Line Items, and will answer questions as the Settlement Accountant may reasonably request. The determination of the Settlement Accountant will be final, conclusive and binding on the parties to this Agreement and on the holders of Company Capital Stock and Company Options. The amount determined to be the Working Capital pursuant to this Section 2.10 (including, as applicable, this Section 2.10(d)) will constitute the “Final Working Capital.” The amount determined to be the Closing Cash pursuant to this Section 2.10 (including, as applicable, this Section 2.10(d)) will constitute the “Final Closing Cash.” The amount determined to be the Closing Indebtedness pursuant to this Section 2.10 (including, as applicable, this Section 2.10(d)) will constitute the “Final Closing Indebtedness.” The amount determined to be the Transaction Expenses pursuant to this Section 2.10 (including, as applicable, this Section 2.10(d)) will constitute the “Final Transaction Expenses.” The Estimated Closing Balance Sheet, as revised to reflect the Final Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Transaction Expenses, is the “Closing Balance Sheet.”
(e)    Settlement Accountant Fees and Expenses. The fees and expenses of the Settlement Accountant will be allocated between Parent and the Representative (on behalf of the

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holders of Company Capital Stock and Company Options) based upon the percentage that the amount actually contested but not awarded to Parent or the Representative, respectively, bears to the aggregate amount actually contested by Parent and the Representative.
(f)    Post-Closing Adjustments; Exclusive Remedy. At the times and in the manner specified in this Section 2.10, the Merger Consideration shall be:
(1)    reduced, on a dollar-for-dollar basis, to the extent the Estimated Closing Cash exceeds the Final Closing Cash;
(2)    increased, on a dollar-for-dollar basis, to the extent the Estimated Closing Cash is less than the Final Closing Cash;
(3)    reduced, on a dollar-for-dollar basis, to the extent the Estimated Working Capital exceeds the Final Working Capital;
(4)    increased, on a dollar-for-dollar basis, to the extent the Estimated Working Capital is less than the Final Working Capital;
(5)    reduced, on a dollar-for-dollar basis, to the extent the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness;
(6)    increased, on a dollar-for-dollar basis, to the extent the Final Closing Indebtedness is less than the Estimated Closing Indebtedness;
(7)    reduced, on a dollar-for-dollar basis, to the extent the Final Transaction Expenses exceeds the Estimated Transaction Expenses; and
(8)    increased, on a dollar-for-dollar basis, to the extent the Final Transaction Expenses is less than the Estimated Transaction Expenses.

The aggregate net reduction in or increase to the Merger Consideration referred to in this Section 2.10(f) are hereafter referred to as either the “Post-Closing Reduction” or “Post-Closing Addition”, as applicable. From and after the date of determination of the foregoing adjustments (i) “Merger Consideration” shall mean the Merger Consideration as of the Closing Date, as adjusted by the Post-Closing Reduction or Post-Closing Addition, as applicable; (ii) “Closing Per Share Common Consideration” shall mean the Closing Per Share Common Consideration as of the Closing Date, as adjusted by the Post-Closing Reduction or Post-Closing Addition; and (iii) “Closing Per Share Preferred Consideration” shall mean the Closing Per Share Preferred Consideration as of the Closing Date, as adjusted by the Post-Closing Reduction or Post-Closing Addition, as applicable.
(g)    Upon the determination of the Closing Balance Sheet, Parent and the Representative shall promptly calculate whether there is a Post-Closing Reduction or Post-Closing Addition required in accordance with Section 2.10(f) and shall notify the Paying Agent in writing of any distributions to be made on account thereof.
(1)    If any Post-Closing Reduction is required, then Parent shall be entitled to retain from the Holdback Amount an amount equal to such Post-Closing Reduction. If

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the Post-Closing Reduction is greater than the Holdback Amount, then Parent and the Representative shall jointly instruct Paying Agent to first disburse from the Regular Indemnification Escrow Amount and second, at Parent’s option, from the Special Indemnification Escrow Amount by wire transfer of immediately available funds to Parent the amount by which the Post-Closing Reduction is greater than Holdback Amount, provided that Parent and the Company agree that the Holdback Amount, the Regular Indemnification Escrow Amount, and the Special Indemnification Escrow Amount shall not be the sole source of Parent’s or the Surviving Corporation’s right to Post-Closing Reduction, and that the Escrow Participants shall be severally and not jointly (in accordance with their Escrow Pro Rata Portion) liable for any shortfall in excess of amounts recoverable from the Holdback Amount and the Regular Indemnification Escrow Amount.
(2)    If any Post-Closing Addition is required, then within five Business Days after the determination of the Closing Balance Sheet, Parent shall deliver such Post-Closing Addition in immediately available funds by wire transfer to the Paying Agent for distribution to holders of Company Capital Stock in accordance with Section 2.6 and to holders of Company Options in accordance with Section 2.8.
(h)    Within five Business Days after the determination of the Closing Balance Sheet, Parent shall distribute any positive difference of the Holdback Amount minus the Post-Closing Reduction (such difference, the “Distributable Holdback”) as follows:
(1)    An amount equal to the product of (A) the aggregate percentage set forth in Schedule 2.10(h) and (B) the Distributable Holdback (the “Holdback Bonus Amount”) shall be distributed to the Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, distribute through payroll the Holdback Bonus Amount (less applicable payroll and withholding Taxes) to the persons identified in Schedule 2.10(h) pro rata in accordance with the percentages set forth in Schedule 2.10(h).
(2)     After accounting for the deduction of the Holdback Bonus Amount, the remaining portion of the Distributable Holdback shall be distributed (i) to the Paying Agent for payment to the holders of Company Capital Stock in accordance with Section 2.6 and (ii) to the Company to be distributed to the holders of Company Options in accordance with Section 2.8, in each case in accordance with the Holdback Pro Rata Portion set forth in the Spreadsheet.
Section 2.11    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 2.12    Loans Outstanding. Notwithstanding anything contained in this Article II to the contrary, all payments due to a holder of Company Capital Stock or Company Options as provided in Section 2.5 and Section 2.8 shall be offset by an amount equal to the amount of the

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outstanding principal and unpaid interest balance of the Loans Outstanding owed by such Person to the Company in satisfaction of such amounts, as set forth in the Spreadsheet.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the exceptions and qualifications set forth in the Disclosure Schedule delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement by the Company, the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (unless the particular representation and warranty is expressly as of another date) as set forth in this Article III.
Section 3.1    Authority. Subject to the Company obtaining the Required Vote, the Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, have been duly authorized by the board of directors of the Company, and, other than the Required Vote, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is party. The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent, has (i) approved this Agreement, the Merger and the other Transactions, (ii) determined that this Agreement and the terms and conditions of the Merger and the Transactions are advisable and in the best interests of the Company and its stockholders, and (iii) recommended that the stockholders of the Company adopt this Agreement. This Agreement and the Ancillary Agreements to which the Company is a party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement and the Ancillary Agreements to which the Company is a party constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has obtained the written consents of stockholders of the Company constituting the Required Vote, which shall be effective immediately after the execution of this Agreement and are attached hereto as Exhibit A.
Section 3.2    Organization. The Company and its Subsidiaries each is a legal entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of

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its jurisdiction of organization. The Company and its Subsidiaries each has the corporate or other power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct its business as now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the officers and directors of the Company and, for each Subsidiary of the Company, the officers and directors of such Subsidiary and the record and beneficial owner of all of the issued and outstanding shares of capital stock or other equity interest of such Subsidiary. All the outstanding capital stock or other equity interest of each Subsidiary of the Company is duly authorized, validly issued and, to the extent applicable, fully paid and nonassessable. There are no options, warrants, rights, commitments or agreements of any character, written or oral, to which any Subsidiary of the Company is a party or by which it is bound, obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interest of such Subsidiary or obligating such Subsidiary to enter into any such option, warrant, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, silent partnership or other similar rights with respect to any Subsidiary of the Company. Other than the Subsidiaries of the Company listed on Section 3.2 of the Disclosure Schedule, the Company does not own any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any Person. The Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Subsidiaries of the Company, in each case of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws and Encumbrances which shall be terminated at Closing).
Section 3.3    Capitalization.
(a)    The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, of which 1,000,000 shares have been designated as Series A Preferred Stock and 9,000,000 shares have not been designated. As of the date hereof, 19,582,309 shares of Company Common Stock are issued and outstanding and 647,500 shares of Series A Preferred Stock are issued and outstanding. All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company’s Certificate of Incorporation (the “Company Certificate of Incorporation”), the Company’s Bylaws (the “Company Bylaws”) or any Contract to which the Company is a party or by which it is bound. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock. Section 3.3(a) of the Disclosure Schedule sets forth as of the date hereof a true, correct and complete list of the names of all of the Company’s securityholders, the number of shares, options or other rights owned by such securityholders (including all holders of outstanding Company Options, whether or not granted under the Company Stock Plan and the exercise price of such Company Options).

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(b)    Except for the Company Stock Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 3,190,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to the Company under the Company Stock Plan, of which, as of the date hereof, 807,293 shares are issuable upon the exercise of outstanding, unexercised Company Options. Each Company Option was properly approved by the requisite corporate authority. The Company’s stockholders have properly approved and the Company has properly reserved for issuance the shares of Company Common Stock issuable under the Company Stock Plan.
(c)    Except for outstanding Company Options granted under the Company Stock Plan, as of the date hereof, there are no options, warrants, rights, commitments or Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, grant, deliver, sell, repurchase or redeem, or cause to be issued, granted, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock or Company Options. There are (1) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Capital Stock; (2) no outstanding or authorized stock appreciation, phantom stock, profit participation, contingent value, or other similar rights with respect to the Company; and (3) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the voting or transfer of any shares of Company Capital Stock.
Section 3.4    Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 3.5 have been obtained or made, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not (a) conflict with or result in a violation of the Company Certificate of Incorporation or Company Bylaws, (b) conflict with or result in a violation of any Governmental Order or Law applicable to the Company, (c) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any Contract to which the Company is a party, or by which any of the assets or properties of the Company is bound or affected, or (d) result in the creation of any Encumbrance upon any equity interests of the Company or upon any assets of the Company or its Subsidiaries.
Section 3.5    Consents, Approvals, Etc. No material consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by the Company, in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except (a) the filing of the Certificate of Merger pursuant to Delaware Law, and (b) the pre‑merger notification requirements under the German Gesetz gegen Wettbewerbsbeschränkungen of 1957 (the “GWB”).

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Section 3.6    Financial Statements. The Company has prepared, or caused to be prepared, and Made Available to Parent and its agents and representatives the audited consolidated financial statements of the Company and its Subsidiaries (including the balance sheet and the related statements of income and cash flows) as of and for the 12-month periods ended December 31, 2016 and 2017 (the “Audited Company Financial Statements”), and the unaudited consolidated financial statements of the Company and its Subsidiaries (including the balance sheet and the related statements of income and cash flows) as of the five-month period ended May 31, 2018 (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as identified therein as non-GAAP, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other. The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and during the respective periods indicated therein, except that the Unaudited Company Financial Statements do not contain all of the notes required by GAAP and are subject to normal, recurring year-end adjustments. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of the five-month period ended May 31, 2018 is referred to in this Agreement as the “Current Balance Sheet” and the date thereof is referred to in this Agreement as the “Balance Sheet Date.”
Section 3.7    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liability, other than Liabilities (a) reflected in, reserved against or disclosed in the Current Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) for Transaction Expenses incurred in connection with the transactions contemplated by this Agreement or similar transactions, (d) arising under executory Contracts to which the Company or one of its Subsidiaries is a party, or (e) arising out of sales confirmations issued by the Company in the ordinary course of business that are unfulfilled; provided that with respect to (b) and (d), such Liabilities do not result from a breach of contract, breach of warranty or tort.
Section 3.8    Absence of Certain Changes. Since December 31, 2017, the Company and its Subsidiaries have been operated in the ordinary course of business, consistent with past practice, no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company has not, since December 31, 2017, taken any action that, if taken after the date hereof and before the Closing Date, would violate Section 5.1(b).
Section 3.9    Tax Matters. The representations and warranties in this Section (and in any other Section of this Article III that refers to Tax or the Code) constitute the sole and exclusive representations and warranties of the Company relating to Tax matters, including, without limitation, compliance with or potential liability under applicable state, local, federal or foreign Tax Laws.
(a)    The Company and each of its Subsidiaries have prepared and filed, and prior to the Closing Date, will prepare and timely file, all material Tax Returns required to be filed by the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date, taking into account any extension of time to file that has been granted to, or

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obtained by or on behalf of, the Company or any of its Subsidiaries. All such Tax Returns are true and correct in all material respects. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been paid or will be paid prior to the Closing. No claim has ever been made in writing to the Company by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(b)    Except as provided in Section 3.9(b) of the Disclosure Schedule, and except with respect to the Qualified Matters, (i) no deficiency for any amount of Taxes has been proposed, asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries, which asserted or assessed deficiency remains unresolved, (ii) there is no pending audit, examination, or other Tax proceeding with respect to any Tax return of the Company or any of its Subsidiaries that has been or is being conducted by a Governmental Authority, (iii) there is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any Subsidiary thereof, other than Permitted Encumbrances; (iv) neither the Company nor any Subsidiary has waived, or agreed to an extension of, any statute of limitations for the assessment or collection of any Taxes which extension or waiver is currently in effect, and no such waiver or extension has been requested; and (v) neither the Company nor any Subsidiary thereof has been granted an extension of the time for filing any Tax Return that has not been filed.
(c)    Neither the Company nor any of its Subsidiaries has any material amount of Liabilities for Taxes with respect to the income, property and operations of the Company or any Subsidiary, except for liabilities for Taxes (i) reflected in the Financial Statements or (ii) that have arisen after the date of the Financial Statements in the ordinary course of business.
(d)    The Company has Made Available to Parent true, correct and complete copies of all Tax Returns filed, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments with respect to Taxes in respect of the Company and its Subsidiaries received, after December 31, 2014.
(e)    Neither the Company nor any of its Subsidiaries has (1) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Internal Revenue Code) with respect to a transaction described in Section 355 of the Internal Revenue Code (A) within the two-year period ending as of the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) that includes the transactions contemplated by this Agreement or (2) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code.
(f)    Neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by any Tax sharing, Tax indemnification, or Tax allocation agreement (other than such agreements as are entered into in the ordinary course and whose principal subject matter does not pertain to Taxes), nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement. Neither the Company, any Subsidiary of the Company, nor any predecessor of the Company or any Subsidiary, is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation. Neither

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the Company nor any Subsidiary thereof has any liability for the Taxes of any Person (other than the Company or Subsidiary thereof) under § 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise by applicable Law.
(g)    The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities (or are properly holding for such timely payment) all material Taxes required by Law to be withheld or collected by the Company or such Subsidiary of the Company, including such amounts required to be so withheld or collected and paid over with respect to amounts received from or paid or owing to any customer, employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(h)    The Company and each Subsidiary have disclosed on their Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Law. Neither the Company nor any Subsidiary has consummated or participated in, and is not currently participating in, any transaction that a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation § 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law.
(i)    The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or any other income eligible for deferral under the Internal Revenue Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Internal Revenue Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34) received on or prior to the Closing Date, (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign Law), (vii) election under Section 965(h) of the Internal Revenue Code, or (viii) election made under Section 108(i) of the Internal Revenue Code prior to the Closing.
(j)    The Company and each Subsidiary thereof use the accrual method of accounting for income Tax purposes. Neither the Company nor any Subsidiary is a party to any arrangement that is treated for U.S. federal income tax purposes as a “partnership” (as defined in the Code) wherein the Company or a Subsidiary is treated for U.S. federal income tax purposes as being a “partner” (as also defined in the Code).

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(k)    Neither the Company nor any Subsidiary has received or requested any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Governmental Authority). No power of attorney with respect to Taxes has been granted with respect to the Company or any Subsidiary thereof that remains in effect.
(l)    The Company and each Subsidiary thereof is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company (as required under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations).
Section 3.10    Litigation and Governmental Orders. As of the date hereof, there are no, and have not been at any times during the past five years, any Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the directors or officers of the Company or any of its Subsidiaries in their respective capacities or any assets of the Company or any of its Subsidiaries. There are no outstanding Governmental Orders to which the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries is subject.
Section 3.11    Compliance with Laws.
(a)    The Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with applicable Law in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority to the effect that the Company or any or its Subsidiaries is not in compliance with any applicable Law.
(b)    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Affiliates, employees or Persons acting on behalf of any of the foregoing has directly or, to the Knowledge of the Company, indirectly (in the case of Affiliates, employees or Persons acting on behalf of the Company and its Subsidiaries, when acting for or on behalf of the Company or its Subsidiaries) materially violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, and any other applicable Law where the Company and its Subsidiaries conduct business that prohibits bribery or substantially similar conduct.
(c)    The Company and its Subsidiaries are and, during the last two years, have been in material compliance with all U.S., United Kingdom and European Union economic sanctions and export controls, including, without limitation: (i) the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420), and the corresponding Export Administration Regulations, 15 C.F.R. §§ 730-774 (“EAR”); (ii) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations (“ITAR”); (iii) the economic sanctions, Laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part 500 et seq.; and (iv) the anti-boycott regulations and reporting requirements under the EAR and Section 999 of the Internal Revenue Code. To the Knowledge of the Company, the Company’s and its Subsidiaries’ controls, policies and procedures related to the sale of products and the protections of technology, in accordance with

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the above-mentioned Laws and regulations, have been designed to provide reasonable assurances of compliance so as to prevent violations thereof.
Section 3.12    Permits.
(a)    Section 3.12 of the Disclosure Schedule lists all Permits that have been issued to the Company or its Subsidiaries and are currently in effect. The Company and its Subsidiaries have all material Permits required to permit the Company or any Subsidiary to conduct its business as conducted or currently proposed to be conducted on the date of the Closing Date. As of the date hereof, all of the Permits held by or issued to the Company or any of its Subsidiaries are in full force and effect, and the Company and its Subsidiaries each are, and each have been, in compliance in all respects with each such Permit held by or issued to it. Neither the Company nor any of its Subsidiaries have received any notice alleging the failure to hold any Permits.
(b)    There has occurred no violation of, no suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any Permit that has not been resolved. No Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened alleging that the Company, any of its Subsidiaries or an employee or agent of the Company or any of its Subsidiaries, is not in compliance with any such Permits or that would result in the termination, revocation, suspension, restriction, or non-renewal of any Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit.
Section 3.13    Real and Tangible Property; Unclaimed Property.
(a)    Section 3.13(a) of the Disclosure Schedule contains a true, correct and complete list of the address of each item of real property leased from or to a third party, as of the date hereof, by the Company or any of its Subsidiaries (“Leased Real Property”), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease Contract relating thereto, and all amendments thereof (the “Real Property Leases”). The Company and each of its Subsidiaries has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries owns, and since 2005 none has owned, any real property. All of the Leased Real Property is used or occupied by the Company or a Subsidiary of the Company pursuant to a Real Property Lease. The Company has Made Available to Parent a true and complete copy of each of the Real Property Leases. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. No notice of default has been received or delivered by the Company or any of its Subsidiaries under any Real Property Lease, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any lessor under a Real Property Lease, is (or would be with the passage of time or the giving of notice, or both) in breach or default of any Real Property Lease. Neither the Company nor any of its Subsidiaries has subleased, licensed or

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otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.
(b)    The Company and each of its Subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and tangible assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except for (1) Encumbrances reflected in the Current Balance Sheet, (2) Permitted Encumbrances, and (3) imperfections of title and Encumbrances that do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby. The tangible properties and assets owned or leased by the Company or any of its Subsidiaries are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties and their use in the ordinary course of business).
(c)    To the Knowledge of the Company, there are no pending or threatened condemnation or similar proceedings against the Company or any of its Subsidiaries or otherwise relating to any of the Leased Real Property, and neither the Company nor any of its Subsidiaries has received any written notice of the same.
(d)    The Leased Real Property constitutes all real property used in the operation of the business. All buildings, fixtures, tangible personal property and leasehold improvements used by the Company and its Subsidiaries in the operation of the business are located on the Leased Real Property. Neither the Company nor any Subsidiaries has given any guarantee or indemnity for any liability relating to any real property owned, leased or used by any other Person, and there are no lease guaranties in effect with respect to any of the Real Property Leases. Neither the Company nor any Subsidiary has any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate, or interest in, or affecting, any land or buildings other than the Leased Real Property.
(e)    All tangible personal property owned by or leased to the Company or any of its Subsidiaries is suitable for the uses to which it is being put and is in good condition and repair (ordinary wear and tear excepted). The fixtures, tangible personal property and leasehold improvements that the Company and its Subsidiaries own or otherwise have the right to use are sufficient for the continued conduct of the business of the Company after the Closing in the manner in which the business is currently being conducted.
(f)     To the Knowledge of the Company, the current use and occupancy of the Leased Real Property, and the operation of the business of the Company and its Subsidiaries as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Leased Real Property.
(g)    Certificates of occupancy have been duly issued with respect to Leased Real Property located in jurisdictions in which certificates of occupancy are required by Law. To the Knowledge of the Company, such certificates of occupancy are in full force and effect

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and permit such Leased Real Property, and the improvements located thereon, to be legally used and occupied as the same are now constituted.
(h)    To the Knowledge of the Company, neither the Company nor any Subsidiary has any property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.
Section 3.14    Intellectual Property.
(a)    To the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ business as currently conducted does not infringe, constitute a misappropriation, or otherwise violate (and since the date that is six years prior to the date of this Agreement has not infringed, misappropriated, or otherwise violated) any Intellectual Property of any third party. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging, and neither the Company nor any of its Subsidiaries has, since January 1, 2016, received written notice expressly asserting, (i) any infringement, misappropriation, or other violation of the Intellectual Property of any third party or (ii) that any of the Company IP Rights are invalid or unenforceable. This representation shall be the sole and exclusive representation by the Company regarding any actual, pending or threatened claims against the Company related to the infringement, violation or misappropriation of any Intellectual Property of any third party or the invalidity or unenforceability of any Company IP Rights, and the representations set forth in Section 3.10 shall not apply to any such claims.
(b)    Section 3.14(b) of the Disclosure Schedule contains a true and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations, pending trademark applications and material unregistered trademarks, (iii) copyright registrations and pending copyright applications and (iv) Internet domain names, in each case, owned by the Company or any of its Subsidiaries (collectively, “Company Registered IP”). All Company Registered IP is registered in the name of the Company or one of its Subsidiaries and, to the Knowledge of the Company, is enforceable, subsisting and valid. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with all Company Registered IP have been paid and all necessary documents have been filed, in a timely manner where applicable, with the relevant Governmental Authority for the purposes of registering, prosecuting or maintaining, as applicable, such Company Registered IP. Except as set forth in Section 3.14(b) of the Disclosure Schedule, to the Knowledge of the Company, there are no actions that must be taken by Company or any of its Subsidiaries within 90 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purpose of prosecuting, maintaining, or renewing any such Company Registered IP. This representation shall be the sole and exclusive representation by the Company regarding compliance with any and all Laws relating to the registration, prosecution and maintenance of any Company Registered IP, and the representations set forth in Section 3.11 shall not apply to any such actions or omissions by the Company.
(c)    Section 3.14(c) of the Disclosure Schedule contains a true and complete list of all (i) Licenses In (other than non-exclusive licenses of COTS Software), and (ii) Licenses

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Out (other than non-exclusive licenses to customers and end users entered into in the ordinary course of business substantially in the form of the Company’s or its Subsidiaries’ form of customer or end user agreement, copies of which have been Made Available).
(d)    The Company and its Subsidiaries exclusively own all right, title and interest in and to all Company-Owned IP Rights free and clear of any and all Encumbrances other than Permitted Encumbrances. The Company-Owned IP Rights, together with Licenses In, constitute all material Intellectual Property sufficient for the current conduct of the Company’s business.
(e)    No Governmental Authority, university, college or other educational institution or independent research center has ownership of or right to royalties for any Company IP Rights.
(f)    Except for Licenses In, neither the Company nor any of its Subsidiaries has any obligation to compensate any third party for the use of any Company IP Rights.
(g)    All former and current employees, consultants and contractors of the Company and its Subsidiaries have executed written instruments with the Company or applicable Subsidiary that assign to the Company or the applicable Subsidiary, to the extent developed in connection with his or her employment or engagement with the Company or the applicable Subsidiary, all rights, title and interest in and to any and all (i) inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, data and information relating to the business of the Company or applicable Subsidiary and any of the products or services being researched, developed, manufactured or sold by the Company or applicable Subsidiary or that may be used with any such products or services and (ii) Intellectual Property relating thereto. A written assignment to the Company or applicable Subsidiary for each patent or patent application owned or purported to be owned by the Company or such Subsidiary has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.
(h)    To the Knowledge of the Company, there is no, nor has there been any, infringement, violation or misappropriation by any person or entity of any of the Company-Owned IP Rights.
(i)    The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of all Trade Secrets owned, purported to be owned, used or held for use by the Company or its Subsidiaries, including, without limitation, requiring each employee, consultant, contractor and any other Person with access to any such Trade Secrets to execute a binding confidentiality agreement and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.
(j)    Neither the Company nor any of its Subsidiaries have granted any current or contingent rights, licenses or interests in or to any source code of any Company Product or Service. Neither the Company nor any Subsidiary has provided or disclosed any source code of

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any Company Product or Service to any Person or may be obligated to do so pursuant to a Listed Contract.
(k)    No Company Product or Service contains any “viruses”, “worms”, “time‑bombs”, “key-locks”, or any other devices that could disrupt or interfere with the operation of the Company Product or Service or equipment upon which the Company Product or Service operates. No Company Product or Service includes or installs any spyware, adware, or other similar software that monitors the use of the Company Product or Service or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company Product or Service or remote computer, as applicable.
(l)    The development of any Company Product or Service with any Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any Company Product or Service of any Open Source Software, does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Company Product or Service or component thereof to any third party other than the applicable Open Source Software. “Open Source Software“ means any Software that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
(m)    In connection with any collection or use of personally identifiable information described on Section 3.14(m) of the Disclosure Schedule, the Company and its Subsidiaries have complied with the Laws applicable to the Company and its Subsidiaries and their publicly available privacy policies relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Company or its Subsidiaries.
(n)    The Company and its Subsidiaries have reasonable security measures in place to protect information relating to their customers (“Customer Data”) under their and their service providers’ possession or control from unauthorized access. To the Knowledge of the Company, neither the Company nor its Subsidiaries have suffered any material breach in security that has permitted any unauthorized access to Customer Data.
(o)    The computer, information technology and data processing systems, facilities and services used by the Company and each Subsidiary that is material to the operation and business of the Company, including all material Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company and each Subsidiary (collectively, the “Systems”), are reasonably sufficient for the operation of the business in the manner it is currently being conducted. The Systems are in reasonably good working condition to effectively perform the computing, information technology and data processing operations necessary for the operation of the business in the manner it is currently being conducted. To the Knowledge of the Company, the Software used by the Company and each Subsidiary that is material to the operation and business of the Company is substantially free of any material defects, bugs and errors and disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause

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unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”). The Company and each Subsidiary has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. To the Knowledge of the Company, since January 1, 2016, there has been no material failure, breakdown or substandard performance of any Systems that has caused a material disruption or interruption in or to the use of the Systems or the operation of the business. The Company and each Subsidiary makes back-up copies of data and information critical to the conduct of the business at reasonable intervals and conducts periodic tests to ensure the effectiveness of such back-up systems.
(p)    Contract A (as defined in Section 3.14(p) of the Disclosure Schedule), only relates to the matters set forth in Section 3.14(p) of the Disclosure Schedule and does not prevent the Company from taking the actions set forth in Section 3.14(p) of the Disclosure Schedule.
(q)    The Company has paid all royalties due under Contract B (as defined in Section 3.14(q) of the Disclosure Schedule), and such royalty amounts for 2015, 2016 and 2017 are set forth in Section 3.14(q) of the Disclosure Schedule. The terms and conditions of Contract B do not prevent the Company from selling its products and carrying on its business as currently conducted.
Section 3.15    Inventory. All inventory of the Company is of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and as of the Balance Sheet Date were reflected in the Current Balance Sheet. All inventory of the Company is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, except to the extent of inventory reserves reflected in the Current Balance Sheet.
Section 3.16    Accounts Receivable. The accounts receivable reflected on the Current Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than discounts for early payment incurred in the ordinary course of business and bad debt reserves reflected in the Current Balance Sheet.
Section 3.17    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by the Company and its Subsidiaries, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other tangible properties and assets of the Company and its

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Subsidiaries, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the tangible property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
Section 3.18    Product and Service Warranties.
(a)     Each product manufactured, distributed, sold, leased, or delivered, and each service provided by, the Company and its Subsidiaries has been in material conformity with all applicable contractual warranty commitments, all applicable express and implied warranties and applicable Law. Except the warranty claims made in the ordinary course of business, there are no pending warranty claims against the Company or any Subsidiary for any such products or services. No product manufactured, distributed, sold, leased, or delivered, and no service provided, by the Company or any Subsidiary is subject to any guaranty, warranty, or indemnity beyond the applicable contractual terms and conditions and all applicable express and implied warranties.
(b)    Except as set forth in Section 3.18(b) of the Disclosure Schedule, the Company’s products, subassemblies and parts are: (i) not specifically described under any Export Control Classification Numbers on the Commerce Control List maintained by the U.S. Department of Commerce, Bureau of Industry and Security and are accordingly designated as EAR 99; (ii) not defense articles that are subject to export and import control under the Arms Export Control Act (22 U.S.C. 2778), as amended, or ITAR; and (iii) to the extent classified as Class 1-4 lasers, in compliance with the U.S. Food and Drug Administration’s regulations regarding Class 1-4 lasers (including the Radiation Control for Health and Safety Act of 1968, and the application regulations under 21 CFR Part 1000 et. seq.).
Section 3.19    Customers and Suppliers.
(a)    Section 3.19(a) of the Disclosure Schedule contains a true, correct and complete list of the names of the 15 largest customers (including distributors) of the Company and its Subsidiaries (as measured by revenue) (the “Material Customers”) for the 12-month period ended December 31, 2017 and for the 12-month period ended December 31, 2016. As of the date hereof, no Material Customer has ceased, or has notified the Company that it intends to cease after the Closing, to use the Company’s goods or services or to otherwise terminate or materially reduce or materially modify the terms of its purchases from the Company. As of the date hereof, all Material Customers are current in the payment of their invoices.
(b)    Section 3.19(b) of the Disclosure Schedule contains a true, correct and complete list of the names of the 10 largest suppliers of the Company and its Subsidiaries (as measured by expense) (the “Material Suppliers”) for the 12-month period ended December 31, 2017 and for the 12-month period ended December 31, 2016. As of the date hereof, no Material Supplier has ceased, or has notified the Company that it intends to cease after the Closing, to supply goods or services to the Company or to otherwise terminate or materially reduce or materially modify the terms of its relationship with the Company. The Company and its Subsidiaries are current in the payment of invoices to all Material Suppliers.

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Section 3.20    Certain Contracts.
(a)    Section 3.20 of the Disclosure Schedule contains a true, correct and complete list of all Contracts described in clauses (1) through (15) of this Section 3.20(a) to which the Company or any of its Subsidiaries is a party (each Contract required to be listed on Section 3.20 of the Disclosure Schedule, whether or not so listed, together with the Real Property Leases, a “Listed Contract”), organized per the applicable subsections of this Section 3.20(a):
(1)    notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing, including any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case in excess of $50,000;
(2)    joint venture Contracts, partnership agreements or limited liability company agreements;
(3)    Contracts that by their terms require, or would reasonably be expected to require, expenditures by the Company or its Subsidiaries in any 12-month period after the date of this Agreement in an amount in excess of $50,000 except in the ordinary course of business;
(4)    Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate of the Company or any of its Subsidiaries, on the other hand, including indemnification agreements with officers or directors of the Company or any of its Subsidiaries;
(5)    any currency, commodities or other hedging arrangement;
(6)    Contracts for any capital expenditure in excess of $20,000 individually or $100,000 in the aggregate;
(7)    Contracts relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the business in the 36-month period prior to the date of this Agreement;
(8)    Contracts with any Governmental Authority;
(9)    Contracts relating to the settlement of any Action;
(10)    Contracts limiting or restricting the ability of the Company or any of its Subsidiaries to enter into or engage in any market or line of business;
(11)    Contracts with Material Customers;
(12)    Contracts with Material Suppliers;

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(13)    Contracts under which the Company or any of its Subsidiaries agrees to indemnify any Person except in the ordinary course of business;
(14)    any voting trust, investor or equityholder Contracts; and
(15)    Company IP Agreements.
(b)    True, correct and complete copies of each Listed Contract have been Made Available. Each Listed Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and represents a legally valid and binding obligation of the Company or such Subsidiary, subject to (1) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (2) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and its Subsidiaries each has performed in all material respects all obligations required to be performed by it under each of the Listed Contracts to which it is a party. Neither the Company nor any of its Subsidiaries is in breach or violation of, or default under, in any material respect, any of the Listed Contracts, and neither the Company nor or any of its Subsidiaries has received any written notice, or, to the Knowledge of the Company, oral notice, that it has breached, violated or defaulted under any of the Listed Contracts to which it is a party. To the Knowledge of the Company, no counterparty to any Listed Contract is in breach or violation of, or default under, in any material respect, any of the Listed Contracts.
Section 3.21    Employee Benefit Matters.
(a)    Section 3.21(a) of the Disclosure Schedule sets forth a true, complete and correct list of all material Company Benefit Plans. “Company Benefit Plans” means (1) ”employee benefit plans,” as defined in Section 3(3) of ERISA, (2)  other employment, severance pay, salary continuation, bonus, incentive, stock option, equity compensation, change in control, supplemental income, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind, (3) plans or arrangement providing compensation to employee and non-employee directors, and (4)  other employee benefit plans, Contracts, programs, funds, or arrangements that are maintained by the Company or any ERISA Affiliate or with respect to which the Company or any Affiliate has or may have any liability, and, for the avoidance of doubt, excluding any Contracts, programs, funds or arrangements with contractors or consultants, other than non-employee directors.
(b)    Copies of the following materials have been Made Available: (1) all current plan documents for each material Company Benefit Plan (or, to the extent no copy exists, an accurate written description), (2) all determination letters or national office opinion letters from the IRS with respect to any of the material Company Benefit Plans intended to be qualified under Section 401(a) of the Internal Revenue Code, (3) all current summary plan descriptions with respect to the material Company Benefit Plans, (4) all discrimination testing results for any Company Benefit Plan for which testing is required for the prior three years, and (5) all current

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trust agreements and insurance Contracts relating to the funding or payment of benefits under any material Company Benefit Plan.
(c)    Each Company Benefit Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws, in each case in all material respects. All payments and contributions required to have been made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Laws. The Company, each ERISA Affiliate and each fiduciary with respect to any Company Benefit Plan has complied in all material respects with its obligations, in accordance with the terms of such plan and under ERISA and any other applicable law affecting such plan. No transaction or event has occurred with respect to any Company Benefit Plan that would cause the Company, any ERISA Affiliate or any other person to be subject to a tax under Code Section 4975 or liability under ERISA Sections 406 or 407.
(d)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has heretofore been determined by the IRS to be so qualified and no event or omission has occurred that would cause any such Company Benefit Plan to lose such qualification (other than immaterial operational errors which are eligible for self-correction under the IRS’s Employee Plans Compliance Resolution System), and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Internal Revenue Code.
(e)    No Company Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Internal Revenue Code.
(f)    Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to any Company Benefit Plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Internal Revenue Code, or is an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes which is maintained pursuant to one or more collective bargaining agreements, and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.
(g)    There is no pending or, to the Knowledge of the Company, threatened Action (other than routine claims for benefits) with respect to any Company Benefit Plan or any fiduciary or service provider thereof.
(h)    No Company Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (1) coverage mandated by Law, or (2) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code.
(i)    With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Internal

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Revenue Code, the Company and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Internal Revenue Code and Part 6 of Subtitle B of Title I of ERISA. Neither the Company nor any of its Subsidiaries is subject to tax under Code Section 4980D or 4980H.
(j)    The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option (and as of each later modification thereof within the meaning of Section 409A of the Internal Revenue Code) determined in a manner consistent with Section 409A of the Internal Revenue Code. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code has been operated and maintained in operational and documentary compliance with Section 409A of the Internal Revenue Code. No payment to be made under any Company Benefit Plan is or will be, subject to the penalties of Section 409A(a)(1) of the Internal Revenue Code, and no Company Benefit Plan requires the Company or any Subsidiary to indemnify any service provider or provide a tax gross-up payment to any service provider with respect thereto.
(k)    All Foreign Company Benefit Plans (A) have been maintained, operated and funded in all material respects in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings), (B) if they are intended to qualify for special tax treatment, have met all material requirements for such treatment, and (C) if they are intended to be funded or book-reserved, are funded or book reserved in all material respects, as required, based upon common actuarial assumptions.
(l)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any ERISA Affiliate, (ii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate, (iii) result in any Taxes being owed under Code Section 4999, or (iv) limit the right of the Company or any Subsidiary to amend or terminate any Company Benefit Plan.
Section 3.22    Labor Matters.
(a)    Section 3.22(a) of the Disclosure Schedule contains a list of all current employees as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location (iv) hire date; (v) exempt or non-exempt status; (vi) visa status; (vii) accrued, but unused vacation; (viii) annual base salary or wages; and (ix) any incentive, bonus or other compensatory arrangements. Except as set forth in Section 3.22 of the Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Current Balance Sheet).

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(b)    Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.
(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities, representation campaigns or proceedings of any labor union or to organize their respective employees. Since January 1, 2016, there has not been and is not currently any labor dispute, strike, walkout, slow-down, lockout, or work stoppage or collective dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries.
(d)    Except as set forth in Section 3.22(d) of the Disclosure Schedule, all employees of the Company and its Subsidiaries are employed on an at will basis.
(e)    There are no material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or any of its Subsidiaries, other than those set forth in Section 3.22(e) of the Disclosure Schedule, true and complete copies of which have heretofore been Made Available.
(f)    To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance and have been in compliance in all material respects for the last four years with (i) all Laws applicable to its respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, employee and independent contractor classifications, immigration, work eligibility, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, (ii) has not engaged in any unfair labor practices, (iii) has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, overtime, vacation pay, or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against Company regarding the foregoing, it has been fully satisfied) and (iv) has not incurred any liability for breach of any employment Contract or other Contract of service or for fees-for service with any employee or independent contractor, for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any Contract of employment or for services. To the Knowledge of the Company, the Company is in material compliance with the United States Immigration Reform and Control Act.

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(g)    To the Knowledge of the Company, each Company Employee has been properly classified as exempt or nonexempt under all applicable Laws. Any person currently or formerly performing services for Company as an independent contractor has been properly so classified under all applicable Laws and was or is not in fact an employee of Company.
(h)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its or their executive officers has received within the past four years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. There are not any pending or, to the Knowledge of the Company, threatened, charges before any Government Authority responsible for the prevention of unlawful employment practices respecting employees of the Company or any of its Subsidiaries.
(i)    The Company and its Subsidiaries are in material compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) (29 USC §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority. Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local law in the United States.
(j)    To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment agreement, non-disclosure, confidentiality agreement, or consulting agreement with the Company or any of its Subsidiaries or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or currently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
(k)    The Company has Made Available all employment agreements with executives and officers of the Company and of any of its Subsidiaries, including, without limitation extensions, amendments or modifications of any such employment agreements, bonus agreements, commission agreements, other incentive compensation agreements, change in control agreements, restrictive covenant agreements, retention agreements, or any other contract made between the Company or its Subsidiaries, on the one hand, and any of its or their respective executives and officers, on the other hand.
Section 3.23    Environmental Matters. The representations and warranties in this Section 3.23 constitute the sole and exclusive representations and warranties of the Company relating to

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environmental matters, compliance with or potential liability under Environmental Laws or to Hazardous Substances.
(a)    (i) To the Knowledge of the Company, there has been no release of Hazardous Substances on any real property that is now, or was previously, owned, operated, or leased by the Company or any of the Company’s Subsidiaries (including, for the avoidance of doubt, the Leased Real Property); and (ii) the Company has not generated, treated, stored, disposed of, sent, arranged for treatment or transport, accepted for treatment or transport, or exposed any Person to, Hazardous Substances at, to, or from any real property; that in each case requires reporting, investigation, cleanup or remediation under applicable Environmental Laws, or that may give rise to material losses or Liabilities. The Company is and has been in compliance with all applicable Environmental Laws.
(b)    The Company and its Subsidiaries have all Permits required under Environmental Laws (“Environmental Permits”) to permit the Company or any Subsidiary to conduct its business as conducted or currently proposed to be conducted on the date of the Closing Date. As of the date hereof, all of the Environmental Permits held by or issued to the Company or any of its Subsidiaries are in full force and effect, and the Company and its Subsidiaries each are, and each have been, in compliance in all respects with each such Environmental Permit held by or issued to it. Neither the Company nor any of its Subsidiaries have received any notice alleging the failure to hold any Environmental Permits.
(c)    To the Knowledge of the Company, (1) there are no underground storage tanks containing Hazardous Substances on any real property owned, operated, or leased by the Company (including, for the avoidance of doubt, the Leased Real Property); and (2) there is no asbestos contained in or forming part of any building structure on such real property that is not in material compliance with all applicable Environmental Laws.
(d)    There are no claims, actions, suits, demands, judgments, hearings, proceedings, settlements, notices of violation, requests for information, or demand letters or, to the Knowledge of the Company, any investigations, currently pending against the Company alleging violation of, or liability under, applicable Environmental Laws or Environmental Permits, including notifications of potential or actual liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any comparable foreign, state or local law (“Environmental Claims”), nor, to the Knowledge of the Company, are any such Environmental Claims threatened as of the Closing Date.
(e)    There are no environmental liens, covenants, institutional controls, or deed restrictions affecting any properties, assets or facilities owned, operated, or leased by the Company (including, for the avoidance of doubt, the Leased Real Property).
(f)    The Company has not assumed, undertaken, provided an indemnity or guarantee with respect to, or otherwise become subject to (whether by operation of Law or otherwise), any obligation or liability of any other Person related to Environmental Laws or Environmental Permits.

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(g)    The Company has Made Available to Parent, any and all environmental reports, studies or audits with respect to the business, the Leased Real Property or assets of the Company and its Subsidiaries or any currently or formerly owned, operated or Leased Real Property which are in the possession or control of the Company or its Subsidiaries related to compliance with Environmental Laws, Environmental Permits, the release of Hazardous Substances or other environmental matters.
(h)    To the Knowledge of the Company, there are no conditions, events or circumstances concerning Hazardous Substances or compliance (or lack thereof) with Environmental Laws or Environmental Permits that are reasonably likely to, after the Closing Date, (i) prevent or impede compliance or continued compliance by the Company with, or give rise to losses or Liabilities under, Environmental Laws and Environmental Permits, or (ii) materially increase the costs associated with the ownership, lease, operation, performance or use of the business, any real property owned, operated, or leased by the Company (including, for the avoidance of doubt, the Leased Real Property), or assets of the Company as currently carried out.
Section 3.24    Brokers. Except for Needham & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.
Section 3.25    Related Party Transactions.
(a)    No officer or director or, to the Knowledge of the Company, any stockholder of the Company (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest) has directly or indirectly, (i) an interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, as long as ownership of no more than 1% of the outstanding voting stock of a publicly traded company is not an “interest in any third party” for purposes of this Section 3.25, or (iii) owns or has any interest in any assets or properties owned, leased or licensed by the Company or any of its Subsidiaries.
(b)    Except as set forth on Section 3.25 of the Disclosure Schedule or pursuant to a Listed Contract, and except for compensation paid or payable by the Company or any of its Subsidiaries to bona fide Company Employees of, or consultants to, the Company or its Subsidiaries in the ordinary course of business, Company Options and the ownership, purchase or other acquisition of currently outstanding securities issued by the Company, (i) no current or former stockholder of the Company, any Affiliate of such stockholder (other than the Company), or any employee of the Company or its Subsidiaries, is now, or has during the past three years been, a party to any transaction or Contract with the Company or its Subsidiaries, and (ii) no director or officer of the Company or its Subsidiaries, or any of their respective Affiliates, is now or has during the past three years has been, a party to any transaction or Contract with the Company.

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Section 3.26    Insurance. Section 3.26 of the Disclosure Schedule is a true, correct and complete listing of all material insurance policies and surety or fidelity bonds issued at the request or for the benefit of the Company or any of its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and its Subsidiaries each is in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, no termination of any of such policies is threatened.
Section 3.27    Board Approval. The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent had (a) approved this Agreement and the Merger, (b) determined that this Agreement and the terms and conditions of the Merger are in the best interests of the Company and its stockholders, and (c) recommended that all of the holders of Company Common Stock adopt this Agreement and approve the Merger.
Section 3.28    Stockholder Approval. The affirmative vote or action by written consent of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class (the “Required Vote”), is the only vote required of the Company’s stockholders to adopt this Agreement under Delaware Law, the Company Certificate of Incorporation or the Company Bylaws.
Section 3.29    Bank Accounts. Section 3.29 of the Disclosure Schedule sets forth a true and complete list of the names of all banks, trust companies, securities brokers and other financial institutions at which the Company and any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial or trading relationship.
Section 3.30    Government Contracts.
(a)    Except as set forth in Section 3.30(a) of the Disclosure Schedule, with respect to each Government Contract and each bid that, if accepted, would result in such a Government Contract (a “Government Bid”) to which the Company or any of its Subsidiaries is a party, to the Knowledge of the Company, (i) the Company and its Subsidiaries have complied in all material respects with the terms and conditions of such Government Contract or Government Bid; (ii) the Company and its Subsidiaries have complied with all material requirements of all applicable Laws, FAR, and agreements pertaining to such Government Contract or Government Bid; (iii) all material representations and certifications of the Company and its Subsidiaries set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete in accordance with their terms as of their effective date, and the Company and its Subsidiaries have complied with all such material representations and certifications; (iv) neither a Governmental Authority nor any higher-tier contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has breached or violated any Law or FAR pertaining to a Government Contract or Government Bid; (v) no termination for convenience is currently in effect pertaining to a Government Contract; (vi) no termination for default, cure notice or show cause notice is currently in effect pertaining to a Government Contract and no event, condition or omission has occurred or exists that would constitute grounds for such action; (vii) no cost incurred by the Company and its Subsidiaries pertaining to a Government Contract or

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Government Bid is the subject of an investigation or has been disallowed by a Governmental Authority or a higher-tier contractor; (viii) no money due to the Company or any of its Subsidiaries pertaining to a Government Contract or Government Bid has been withheld or set off; (ix) the Company and its Subsidiaries have not received any adverse or negative past performance evaluations or ratings regarding its performance of a Government Contract; and (x) each Government Contract is valid and subsisting.
(b)    Except as set forth in Section 3.30(b) of the Disclosure Schedule, (i) neither the Company nor any of its Principals, employees, consultants, or agents (while such Person was a Principal, employee, consultant, or agent of the Company), is or has been at any point in the last three years under administrative, civil or criminal investigation, indictment, or information by any Governmental Authority, or any audit or investigation by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, or suspended or debarred from doing business with a Governmental Authority or has been the subject of a finding of nonresponsibility or ineligibility for contracting with a Governmental Authority; and (ii) during the last three years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or, to the Knowledge of the Company, had reason to conduct, initiate or report any internal investigation, or made a mandatory or voluntary disclosure to a Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.
(c)    Except as set forth in Section 3.30(c) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Principals or Affiliates have credible evidence of the Company’s or any of its Principals’, employees’, agents’, or subcontractors’ violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or receipt of a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Government Contract or Government Bid.
(d)    Except as set forth in Section 3.30(d) of the Disclosure Schedule, (i) no outstanding claims exist against the Company or its Subsidiaries by a Governmental Authority or by a higher-tier contractor, subcontractor, or other Person, arising under or relating to any Government Contract or Government Bid; (ii) there exists no disputes or potential disputes between the Company or any of its Subsidiaries and a Governmental Authority under the Contract Disputes Act or any other Law or between the Company or any of its Subsidiaries and any higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract or Government Bid; and (iii) no event, condition or omission exist that constitute grounds for a claim or dispute under clauses (i) or (ii).  Except as set forth in Section 3.30(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any interest in any pending or potential claim under the Contract Disputes Act against a Governmental Authority or against a higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract or Government Bid.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by the board of directors of each of Parent and Merger Sub. Except for the adoption of this Agreement by Parent as the stockholder of Merger Sub, no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.2    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
Section 4.3    Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 4.4 have been obtained or made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not (a) conflict with or result in a violation of the organizational documents of Parent or Merger Sub; or (b) conflict with or result in a violation of any Governmental Order or Law applicable to Parent

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or Merger Sub; except, in the case of clause (b) of this Section 4.3, as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.
Section 4.4    Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (a) the filing of the Certificate of Merger pursuant to Delaware Law, (b) the pre‑merger notification requirement under GWB, (c) as may be necessary to comply with applicable requirements, if any, under Delaware Law or federal or state securities or “blue sky” Laws, and (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.
Section 4.5    Litigation and Governmental Orders. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any other Subsidiaries of Parent (“Parent Subsidiaries”) or any of the directors or officers of Parent, Merger Sub or any Parent Subsidiaries in their respective capacities as such that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.
Section 4.6    Adequate Funds. Parent has the funds required to make the payments required under Article II, pay all fees and expenses to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.
Section 4.7    Due Diligence Investigation. Parent acknowledges that (a) in making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied solely on the results of its own independent investigation and this Agreement, including the representations and warranties of the Company set forth in Article III, as qualified and limited by the Disclosure Schedule, (b) Parent’s reliance on such representations and warranties, as so qualified and limited, is for the limited purpose of the Indemnified Persons’ indemnification rights set forth in this Agreement, (c) such representations and warranties, as so qualified and limited, constitute the sole and exclusive representations and warranties of the Company to Parent in connection with the transactions contemplated by this Agreement, and the Company is not making and disclaims, and Parent waives, any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranties as to condition, merchantability, fitness for a particular purpose or suitability, and (d) Parent has not relied and will not rely on, and will not make any claim against the Company or the holders of Company Capital Stock or Company Options with respect to the subject matter of this Agreement based on, (1) any confidential information memoranda or financial databook distributed on behalf of the Company and any management presentations, other documents and other information provided or Made Available to Parent or any of its representatives in connection with the transactions contemplated by this Agreement or (2) any cost estimates,

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projections or other predictions, including the reasonableness of any underlying assumptions, that may have been provided or Made Available to Parent or its representatives.
Section 4.8    Activities of Merger Sub. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1    Conduct of the Company Prior to the Effective Time.
(a)    Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement or set forth in Schedule 5.1(a), during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business only in the ordinary course; (2) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and its Subsidiaries; (3) use commercially reasonable efforts consistent with past practices and policies to maintain the tangible property of the Company and its Subsidiaries in its current condition, normal wear and tear excepted; (4) use commercially reasonably efforts consistent with past practices and policies to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company; and (5) cause all material representations and certifications contained in Government Bids to be current, accurate and complete.
(b)    Except as otherwise contemplated by this Agreement or set forth in Schedule 5.1(b), during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause each of its Subsidiaries not to, do or cause to be done any of the following without the prior written consent of Parent:
(1)    amend in any respect the Company Certificate of Incorporation or Company Bylaws;
(2)    issue, grant or sell any additional securities, including shares of Company Capital Stock or securities convertible into or exchangeable for shares of Company

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Common Stock, other than the issuance of shares of Company Common Stock pursuant to the exercise of any Company Options or other rights outstanding on the date hereof;
(3)    declare, set aside or pay any dividend or distribution or other capital return in respect of any securities of the Company or any of its Subsidiaries (except for dividends, distributions or capital returns paid or made by any Subsidiary of the Company to the Company), or redeem, purchase or acquire any securities of the Company or any of its Subsidiaries;
(4)    incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than borrowings under the Company’s credit facility with Comerica Bank (which amounts shall be considered Closing Indebtedness to the extent unpaid as of Closing);
(5)    enter into any operating lease in excess of $10,000 or enter into any real estate lease;
(6)    except in the ordinary course of business, create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or any of its Subsidiaries, other than (A) Permitted Encumbrances, (B) Encumbrances that will be released at or prior to or concurrently with the Closing, and (C) Encumbrances on assets or properties having an aggregate value not in excess of $10,000;
(7)    except in the ordinary course of business, sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any of the material fixed assets of the Company or any of its Subsidiaries;
(8)    acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof.
(9)    (A) hire any new employee at or senior to the level of vice president or hire any new employee at a level below vice president except to fill an open position as in effect on the date this Agreement is entered into or that is created by the termination of an employee who is employed as of the date of this Agreement; (B) enter into or amend any employment, severance or similar agreement with employees; (C) increase the cash compensation payable, or to become payable, by the Company or any of its Subsidiaries to any Company Employees, employees of any Subsidiaries of the Company or any directors or individual independent contractors of the Company or any of its Subsidiaries; (D) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing or deferred compensation payment to any Company Employee, employees of any Subsidiaries of the Company or any director or individual independent contractors of the Company or any Subsidiaries of the Company or (E) materially increase the benefits available under any Company Benefit Plan, other than, in the case of clauses (C), (D) and (E) of this Section 5.1(b)(9), normal increases or payments which are made in the ordinary course of business or are required by Contract or applicable Law or under any Company Benefit Plan;

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(10)    make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances;
(11)    (A) change any method of accounting or accounting practice used by the Company, other than such changes required by GAAP, (B) write-off or write-down or make any determination to write-off or write-down any of its assets and properties, or (C) other than in the ordinary course of business, make any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;
(12)    make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases except (a) in an aggregate amount for each set of related transactions not in excess of $50,000 or (b) in the ordinary course of business;
(13)    sell, assign, transfer or license to any Person, or abandon, let lapse, cancel, waive or dispose of, any rights to any Company IP Rights, other than non-exclusive licenses granted in the ordinary course of business in connection with the license or sale of any Company Product or Service to customers;
(14)    enter into or amend any Contract in accordance with which any third party is granted marketing or other distribution rights of any type or scope with respect to any of the Company’s or its Subsidiaries’ products or technology, other than in the ordinary course of business;
(15)    materially reduce the amount of any insurance coverage provided by existing insurance policies or amend or terminate any of the insurance policies;
(16)    commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (C) for a breach of this Agreement or the Confidentiality Agreement;
(17)    enter into any Contract that would have been required to be disclosed as a Listed Contract had such Contract been entered into prior to the date hereof, or amend or modify any Listed Contract;
(18)    liquidate or dissolve the Company or any of its Subsidiaries;
(19)     (i) fail to pay any maintenance, annuity, or similar fees with respect to any Company Registered IP, or (ii) license, sell, assign, abandon, allow to lapse, impair, transfer, convey, lease or otherwise dispose of any Company Registered IP or other material Company-Owned IP Rights;
(20)    enter into any Contract with any holder of Company Capital Stock or Company Options or any Affiliates of such holders (other than the Company and its Subsidiaries) relating to the ownership of Company Capital Stock or the holding of Company Options, or amend or modify any existing Contract with any such holder or any Affiliates of

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such holders relating to the ownership of Company Capital Stock or the holding of Company Options; provided, however, such holders may take any and all actions necessary or appropriate to terminate any existing Contracts between the Company and any of its Subsidiaries, on the one hand, and any such holder or any of its Affiliates (other than the Company and its Subsidiaries), on the other, relating to the ownership of Company Capital Stock or the holding of Company Options;
(21)    directly or indirectly split, combine or reclassify any Company Capital Stock or declare, authorize, make, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Capital Stock;
(22)    create a new Subsidiary;
(23)    make, change or rescind any material Tax election, change any annual Tax accounting period or method of Tax accounting (except as required by applicable Law), amend any Tax Return, enter into any closing agreement, settle or compromise any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset, or other material reduction in Tax liability; or
(24)    agree (orally or in writing) to take any of the actions described in this Section 5.1(b).
Section 5.2    Notice of Change, Occurrence or Event. During the period commencing with the execution and delivery of this Agreement by all of the parties to this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Section 8.1, the Company shall promptly notify Parent of any change, occurrence or event known to the Company which, individually or in the aggregate with any other changes, occurrences or events known to the Company, is (a) reasonably likely to cause any of the conditions to Closing set forth in Article VI not to be satisfied or (b) reasonably expected to cause a Material Adverse Effect.
Section 5.3    Access to Information. Subject to the terms of the Confidentiality Agreement and in compliance with Law, including specifically the antitrust and competition laws, during the period commencing upon the execution and delivery of this Agreement by all of the parties to this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Section 8.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers, employees, auditors, Subsidiaries and agents of the Company to, (a) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, and (b) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Subsidiaries as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement, as long as Parent does not unreasonably interfere with any of the businesses or operations of the Company; provided that no sampling or

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testing of the environment at any properties owned or leased by the Company shall be permitted without the Company’s prior written consent.
Section 5.4    Confidentiality. The parties to this Agreement (other than the Representative) hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by any party to this Agreement, or its officers, employees, agents or representatives, during any investigation of the other party, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.
Section 5.5    Efforts; Consents; Regulatory and Other Authorizations.
(a)    Parent and the Company each shall use its commercially reasonable efforts to (1) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (2) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Disclosure Schedule, (3) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, except in no event will Parent or the Company be required to defend through litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the transactions contemplated herein would violate any antitrust or competition Law, nor will either party be required to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain or prevent consummation of the transactions contemplated herein under the antitrust and competition Laws, and (4) fulfill all conditions to such party’s obligations under this Agreement. Parent and the Company shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.
(b)    Without limiting the generality or effect of Section 5.5(a), within 10 calendar days after the date hereof, Parent shall file with the German Bundeskartellamt (the “BKartA”) its notification relating to the transactions contemplated herein as required by the GWB. As promptly as practicable and in any event prior to any relevant deadline, the Company and Parent each shall (A) supply the other with any additional information which may be required in order to effectuate such filing and (B) supply any additional information which reasonably may be required by the BKartA and which the parties may reasonably deem appropriate. The costs, fees and expenses incurred in connection with such filing under Section 5.5(b) shall be borne equally by Parent and the Company.
(c)    Without limiting the generality or effect of Section 5.5(a), Parent and the Company shall each (1) use its commercially reasonable efforts to obtain promptly (and in any event no later than the termination date) any clearance required under the GWB and any other

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antitrust or competition Laws for the consummation of the transactions contemplated herein, (2) keep each other apprised on a current basis of the status of any communications with, and any inquiries or requests for additional information from any governmental entities and shall comply promptly with any such inquiry or request, (3) use its commercially reasonable efforts to avoid or eliminate any impediment under any antitrust or competition Law that may be asserted by any Governmental Authority, or any other Person, with respect to the transactions contemplated herein so as to enable the closing of the contemplated transactions to occur expeditiously (and in any event no later than the termination date), and (4) cause its respective inside and outside counsel to cooperate in good faith with counsel and other representatives of each other party hereto and use its commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of any applicable waiting period at the earliest practicable dates (and in any event no later than the termination date), such commercially reasonable efforts and cooperation to include causing their respective inside and outside counsel (A) to keep each other appropriately informed on a current basis of communications from and to personnel of any Governmental Authority and (B) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities.
(d)    Without limiting the generality or effect of Section 5.5(a), Parent and the Company shall (1) give each other prompt notice of the commencement of any legal or other proceeding by or before any Governmental Authority (including BKartA) with respect to the transactions contemplated by this Agreement, (2) promptly inform each other of any communication with any Governmental Authority regarding the transactions contemplated by this Agreement, and (3) keep each other informed as to the status of any such proceeding or communication. Except to the extent necessary to protect the attorney-client privilege or confidential, proprietary or competitively sensitive information of either Parent or the Company, Parent and the Company shall consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with any proceeding or communication relating to the transactions contemplated by this Agreement. To the extent allowable by any Government Authority, and except to the extent necessary to protect the attorney-client privilege or confidential, proprietary or competitively sensitive information of the Company, Parent shall be permitted to participate in or be present for any communications with any Government Authority.
(e)    Notwithstanding the foregoing, nothing in this Agreement (including this Section 5.5) shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) take any specific action before or after the Closing Date, relating to the operation or disposition of any assets, businesses or interests of Parent, the Company or any of their respective Affiliates including but not limited to selling, holding, divesting, discontinuing, limiting, or licensing; (ii) any conditions relating to, or changes or restrictions in, the operations or disposition of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 5.6    Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.
Section 5.7    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company in effect as of the Effective Time to its current and former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification agreements with the Company that were Made Available to Parent, and any indemnification provisions under the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, in each case, subject to applicable Law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification, covering acts and omissions of directors and officers occurring prior to the Effective Time, that are at least as favorable to the Company Indemnified Parties as those contained in the Company Certificate of Incorporation and Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties, unless such modification is required by Law.
(b)    At or prior to the Effective Time, the Company shall purchase a fully-paid extended reporting period (the “D&O Tail Policy”) comparable in all material respects to the Company’s current and former existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six years from and after the Effective Time with reputable and financially sound insurers, providing at least the same coverages (including employment practices liability and fiduciary liability) and policy limits and containing terms and conditions that are not materially less favorable to such directors and officers than the directors’ and officers’ liability insurance policies presently maintained by the Company. The cost of the D&O Tail Policy shall be included as a Transaction Expense.
(c)    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of the Surviving Corporation or acquirer of such properties and assets, as the case may be, assume in all material respects the obligations set forth in this Section 5.7.
(d)    The terms and provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, charter,

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bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives.
Section 5.8    Employee Benefit Matters.
(a)    For purposes of determining eligibility to participate, vesting and entitlement to benefits with respect to current Company Employees under any benefit plans or arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries that such employees may be eligible to participate in after the Effective Time where length of service is relevant thereunder (other than for purposes of determining entitlement to benefits under a defined benefit plan), Parent and the Surviving Corporation shall each use commercially reasonable efforts to ensure that the current Company Employees as of the Effective Time shall receive service credit for service with the Company, its Subsidiaries and any predecessor entities to the same extent such service credit was granted under the Company Benefit Plans. Parent and the Surviving Corporation shall each use commercially reasonable efforts to (1) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the current Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable welfare benefit plan maintained for the current Company Employees immediately prior to the Effective Time and other than limitations or waiting periods that are otherwise applied uniformly to employees of Parent or Surviving Corporation under benefit plans of such entities, and (2) provide each current Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.
(b)    From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change in control provisions) of employees or independent contractors of the Company under the contracts set forth on Schedule 5.8(b).
(c)    Notwithstanding the foregoing, nothing contained in this Section 5.8 shall (i) be treated as an amendment or establishment of any particular benefit or compensation arrangement of Parent, the Company or their respective Affiliates or (ii) give any third party any right to enforce the provisions of this Section 5.8.
Section 5.9    Section 280G Matters.
(a)    The Company shall obtain and deliver to Parent, prior to the initiation of the procedure described in Section 5.9(b), an excess parachute payment waiver from each Person who the Company reasonably believes is, with respect to the Company or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Internal Revenue Code), as determined immediately prior to the initiation of the procedure described in Section 5.9(b), and who would otherwise have, receive or have the right or entitlement to receive payments

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and/or benefits from the Company, Parent or any of their respective Subsidiaries under Section 280G of the Internal Revenue Code as a result of the Closing or the consummation of the Merger (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger).
(b)    The Company shall conduct a vote of the stockholders of the Company in a manner consistent with Section 280G(b)(5)(B) of the Internal Revenue Code so as to comply with the requirements of Section 280G of the Internal Revenue Code with respect to any and all payments or benefits provided in accordance with Contracts that, in the absence of the executed waivers described in Section 5.9(a), would be subject to such parachute payment requirements. The form and substance of all stockholder approval documents contemplated by this Section 5.9, including the waivers, shall be subject to prior review and reasonable comment of Parent.
Section 5.10    Spreadsheet. The Company will deliver to Parent, at or prior to the Closing, a spreadsheet in form reasonably acceptable to Parent and the Paying Agent, which spreadsheet will set forth, as of the Closing Date, the following information relating to holders of Company Capital Stock and Company Options: (a) the names of all of the holders of Company Capital Stock and Company Options and their respective addresses and to the Knowledge of the Company, Tax domicile, (b) the number and kind of shares of Company Capital Stock held by, or subject to Company Options held by such Persons and, in the case of shares, the respective certificate numbers or an indication that the shares are Book-Entry Shares, (c) the aggregate Closing Per Share Preferred Consideration payable to each holder of Series A Preferred Stock, (d) the aggregate Closing Per Share Common Consideration payable to each holder of Company Common Stock, (e) the aggregate consideration payable to each holder of a Company Option pursuant to Section 2.8(a)(1), (f) the dollar amount of the Holdback Amount and the percentage of the Holdback Amount attributable to each holder of Company Capital Stock and In-Money Options, (g) the dollar amount of the Regular Indemnification Escrow Amount and the percentage of the Regular Indemnification Escrow Fund attributable to each holder of Company Capital Stock and Company Options who is an Escrow Participant, (h) the dollar amount of the Special Indemnification Escrow Amount and the percentage of the Special Indemnification Escrow Fund attributable to each holder of Company Capital Stock and Company Options who is an Escrow Participant, (i) the Escrow Pro Rata Portion and the Holdback Pro Rata Portion, (j) the amount of principal and interest owed by a Person to the Company under each Loan Outstanding, (k) whether or not each payment made under this Agreement is subject to Tax withholding (but not the amount of withholding thereof), (l) the date of grant and exercise price per share for each Company Option, and (m) the Company’s calculations of Closing Consideration, Closing Per Share Common Consideration, Closing Per Share Preferred Consideration, Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Merger Consideration, Estimated Positive Working Capital Adjustment or Estimated Negative Working Capital Adjustment (as applicable), Estimated Transaction Expenses, Fully Diluted Company Common Stock, Fully Diluted Company Common Stock of Escrow Participants, Nominal Per Share Common Consideration and Nominal Per Share Preferred Consideration (the “Spreadsheet”).
Section 5.11    No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall not and shall cause its Affiliates and their respective officers, directors, employees, financial advisors,

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representatives and agents not to, directly or indirectly: (i) solicit, knowingly facilitate or knowingly encourage any inquiry, proposal or offer from any Person (other than Parent) in respect of an Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) in respect of an Acquisition Transaction; or (iii) accept any proposal or offer from any Person (other than Parent) in respect of an Acquisition Transaction. Upon execution of this Agreement, the Company shall immediately cease and cause to be terminated, and shall cause its Affiliates, and their respective officers, employees, representatives and Affiliates to cease and cause to be terminated, any existing direct or indirect discussions with any Person (other than Parent) that are in respect of an Acquisition Transaction. “Acquisition Transaction” means any transaction involving (A) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company; (B) the issuance, disposition or acquisition of (I) any capital stock or other equity security of the Company (other than Company Common Stock issued upon exercise of Company Options), (II) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (III) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; in each of clauses (I) through (III), representing in the aggregate 10% or more of the voting power of the Company; or (C) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries.
Section 5.12    Tax Matters.
(a)    Any Tax Returns of the Company or any Subsidiary which are required to be filed after the Closing Date and which relate to any taxable periods beginning prior to Closing shall be prepared in a manner consistent with past practices of the Company and such Subsidiary. No Tax Returns of the Company or any Subsidiary which relate to any taxable period beginning prior to Closing shall be amended after the Closing Date, nor shall any other Tax Return of the Company or any Subsidiary be amended in any manner which affects any taxable period beginning prior to the Closing, without the Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed unless required by Law).
(b)    For purposes of determining responsibility for Taxes for any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), (i) the amount of Pre-Closing Tax Liabilities with respect to any Tax based on or measured by income or receipts (or measured by or based on earnings and profits or other similar measurement) or relating to any sales or use Tax will be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Internal Revenue Code or any comparable state, local or foreign Law) in which the Company holds a beneficial interest shall be deemed to terminate at such time), and (ii) in the case of any Tax not described in clause (i), the amount of the Pre-Closing Tax Liabilities will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period.

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Section 5.13    R&W Policy. On the date hereof, Parent shall have entered into the binder attached to this Agreement as Exhibit E with Concord Specialty Risk confirming that coverage has been conditionally bound under the buyer-side representations and warranties insurance policy provided for in the binder (the “R&W Policy”). Parent shall meet all subjectivities required by the insurer in order to issue the final R&W Policy. The R&W Policy and any fees, Taxes or costs for the underwriting or binding thereof shall be deemed a Transaction Expense. Parent shall not, without the prior written consent of the Representative, amend, modify or otherwise change, terminate or waive any of the terms of the R&W Policy in any manner that would be materially adverse to the Representative or the Escrow Participants. Parent shall, and shall cause the insureds under the R&W Policy, to use commercially reasonable efforts to pursue recovery under the R&W Policy for Indemnifiable Losses that are within the scope of coverage thereunder, provided, however, that for the first three years following the Closing Date, Parent shall not be required to pursue recovery under the R&W Policy for claims with respect to Fundamental Representations to the extent that any such claim would reduce remaining available coverage under the R&W Policy below $5,000,000 (taking into account any prior or pending claims). Prior to the Closing, the Company shall provide and shall cause its Affiliates to provide such cooperation in connection with the arrangement of the R&W Policy as may be reasonably requested by Parent and which is necessary, customary or advisable in connection with Parent’s efforts to obtain the R&W Policy.
Section 5.14    Litigation. The Company shall notify Parent in writing promptly after learning of any Action initiated by or against the Company or any of its Subsidiaries, or known by any of the Company or any of its Subsidiaries to be pending or threatened against the Company or any of its Subsidiaries or any of their officers, directors, employees or stockholders in their capacity as such.
Section 5.15    Stockholder Matters.
(a)    The Company will use its best efforts to deliver to Parent, within 24 hours following the execution of this Agreement, duly and validly executed the Joinder and Release Agreements in the form attached hereto as Exhibit G signed by (i) members of Lumasense LLC holding at least 95% of the equity interests of Lumasense LLC and (ii) holders of Company Capital Stock and Company Options who in the aggregate are entitled to at least 90% of the Merger Consideration payable at Closing (collectively, the “Required Equityholder Consents”).
(b)    Subject to Section 5.11, the board of directors of the Company shall not revoke or modify its unanimous approval of this Agreement, the Merger or the other transactions contemplated by this Agreement, including its unanimous recommendation in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.
(c)    The Company shall, with the assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting the requisite approvals and consents from the Company stockholders in order to consummate the Merger and the other transactions contemplated hereby. The Information Statement shall include, among other things, a description of the terms of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, information regarding the availability of appraisal rights under

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Delaware Law, and the unanimous recommendation of the board of directors of the Company to the Company stockholders to vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby. The Company will send to each Company stockholder the Information Statement for the purpose of considering, approving and adopting this Agreement and the transactions contemplated hereby. The parties hereto shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement, and by accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company will give Parent and its representatives reasonable opportunity to review and comment on the Information Statement (but in no event less than three Business Days) prior to the distribution of the Information Statement and the Company will consider in good faith any comments that Parent or its representatives have with respect to the Information Statement. No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent.
Section 5.16    Financing Cooperation. Upon the request of Parent, the Company and its Subsidiaries shall provide such information as may be reasonably requested in writing by Parent and that is reasonably available to the Company and is necessary in connection with Parent’s financing for the transactions contemplated hereby under Parent’s existing credit facilities (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of any of the Company).
Section 5.17    Financial Statements. From the date hereof until the Effective Time, the Representative shall promptly deliver to Parent copies of the monthly consolidated financial statements of the Company and its Subsidiaries as they are finalized, but in no event later than the fifteenth (15th) day following the last day of the applicable month.
ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:
(a)    Governmental Approvals. Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.3, all Permits, authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority as may be required to consummate the Merger shall have been filed, occurred or been obtained, including approval from BKartA under the GWB.
(b)    No Governmental Order. No Governmental Order is in effect that has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(c)    Required Vote. The Required Vote shall have been obtained and such approval shall remain in full force and effect.
Section 6.2    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. Other than the representations and warranties of Parent and Merger Sub contained in Section 4.1 (Authority) and Section 4.2 (Organization), (1) the representations and warranties of Parent and Merger Sub set forth in Article IV are true and correct in all material respects as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date); and (2) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent or Merger Sub prior to the Closing have been performed or complied with in all material respects. The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Authority) and Section 4.2 (Organization) shall be true and correct in all respects as though made on and as of the Closing Date.
(b)    R&W Policy. The Company has received satisfactory evidence that coverage under the R&W Policy has been bound.
(c)    Receipt of Closing Deliveries. The Company has received each of the agreements, instruments and other documents set forth to be delivered by Parent in Exhibit F, and all such agreements, instruments and other documents are effective.
Section 6.3    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. Other than the representations and warranties set forth in Section 3.1 (Authority), Section 3.2 (Organization), Section 3.3 (Capitalization), clauses (a) and (b) of Section 3.4 (Conflicts), Section 3.9 (Tax Matters), Section 3.24 (Brokers), Section 3.27 (Board Approval) and Section 3.28 (Stockholder Approval) (the “Fundamental Representations”), (1) the representations and warranties of the Company set forth in Article III are true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (2) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing have been performed or complied with in all material respects. The Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.

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(b)    Receipt of Closing Deliveries. Parent has received each of the agreements, instruments and other documents set forth to be delivered by the Company in Exhibit F, and all such agreements, instruments and other documents are effective.
(c)    No Material Adverse Effect. No Material Adverse Effect is occurring.
(d)    Release. The Persons listed in Schedule 6.3(d) shall have executed a Joinder and Release Agreement in the form attached hereto as Exhibit G.
(e)    Dissenting Stockholders. Holders of Company Capital Stock who in the aggregate are entitled to no more than 5% of the Merger Consideration at Closing shall have elected to, or continue to have a right to, exercise appraisal or similar rights under Law with respect to such shares by virtue of the Merger.
(f)    Spreadsheet. Parent shall have received the Spreadsheet from the Company, certified as such by the chief executive officer of the Company; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not affect, in any manner whatsoever, any Indemnified Person’s right to indemnification, compensation or reimbursement pursuant to Section 7.2(a) if the Spreadsheet is inaccurate.
(g)    Section 280G Approval. The vote by the stockholders of the Company described in Section 5.9(b) shall be conducted, and, if the stockholder approval described in Section 5.9(b) is not obtained, each Person who has agreed to the terms of the waiver described in Section 5.9(a) shall forfeit any payments that would be non-deductible in accordance with the term of such waiver.
(h)    Pay-Off Letters. Parent shall have received a copy of a pay-off letter in respect of any Closing Indebtedness for borrowed money, in form and substance reasonably satisfactory to Parent.
(i)    Estimated Closing Statement and Estimated Closing Balance Sheet. Parent shall have received the Estimated Closing Statement and Estimated Closing Balance Sheet, in accordance with Section 2.10(a).
(j)    R&W Policy. Parent has received satisfactory evidence that coverage under the R&W Policy has been bound.
(k)     Letter of Transmittal. Parent shall have received an executed Letter of Transmittal from holders of no less than 90% of the outstanding shares of Fully Diluted Company Common Stock of the Company and no less than 100% of the holders of Series A Preferred Stock.
(l)    Approvals. All approvals, consents and waivers that are listed on Schedule 6.3(l) shall have been received, and executed counterparts thereof shall have be delivered to Parent.

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(m)    Filing. The Company shall have made the filing described in Schedule 6.3(m).
ARTICLE VII
INDEMNIFICATION
Section 7.1    Survival; Time for Making Claims. The representations and warranties of the Company contained in this Agreement and in the certificate delivered pursuant to Section 6.3(b) shall survive the Effective Time and expire on the day of the month that is 15 months after the Closing Date (the “Expiration Date”); provided, however, that (a) the representations and warranties in Section 3.9 (Tax Matters), shall survive the Effective Time until 60 days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and (b) Fundamental Representations shall survive the Effective Time for five years. The covenants of the Company contained in this Agreement that are to be performed before the Closing shall expire on the 90th day after the Closing Date. No right to indemnification under this Article VII in respect of any claim based upon any breach of or inaccuracy in a representation, warranty, or covenant that is set forth in a Claim Certificate delivered to the Representative and the Escrow Agent prior to the Expiration Date (in respect of breaches of Company representations or warranties) or prior to the applicable expiration date of such covenant, if any, shall be affected by the expiration of such representation or warranty or covenant. For the avoidance of doubt, all applicable statutes of limitations or other claims periods set forth in Section 7.1 with respect to claims for Indemnifiable Losses pursuant to Article VII shall be shortened or lengthened to the applicable claims periods described herein and all applicable claims periods and survival periods expressly set forth in Section 7.1 shall be definitive, and shall not be modified or superseded by any statutory or other limitations period. No Indemnified Person shall be entitled to indemnification under this Article VII unless Parent shall have delivered to the Representative and the Escrow Agent a Claim Certificate pursuant to Section 7.5 on or before the applicable Expiration Date, if any, set forth in this Section 7.1.
Section 7.2    Indemnification.
(a)    Subject to Section 7.3 and the other limitations set forth in this Agreement, from and after the Effective Time, the Escrow Participants will severally and not jointly (except jointly and severally out of amounts in the Regular Indemnification Escrow Fund and the Special Indemnification Escrow Fund) indemnify Parent, its Subsidiaries including the Surviving Corporation and their respective officers, directors, agents, representatives, and employees (each of the foregoing, an “Indemnified Person”) from and against any and all Indemnifiable Losses sustained by them that arise out of or result from:
(1)    any breach of any representation or warranty made by the Company in this Agreement and in the certificate delivered pursuant to Section 6.3(b),
(2)    any breach of any of the covenants or agreements made by the Company in this Agreement,
(3)    any claim asserted by any current, former or alleged securityholder (including any holder of Company Options) of the Company or any of its Subsidiaries (whether

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against the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or any officer, director, employee, agent or representative of any of the foregoing) (i) relating to this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) alleging any ownership of or interest in any shares or other securities of the Company or any of its Subsidiaries that is not specifically disclosed in the Spreadsheet or (iii) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the information set forth in Section 3.3, in Section 3.3(a) of the Disclosure Schedule or in the Spreadsheet,
(4)    the exercise by any holder of Company Capital Stock of appraisal rights under applicable Law, including any payment made with respect to any Dissenting Share to the extent that such payment exceeds the value of the amount that otherwise would have been payable pursuant to Article II upon the exchange of such Dissenting Share,
(5)    any Fraud by or on behalf of the Company or any of its Subsidiaries in connection with the representations, warranties and covenants contained in this Agreement,
(6)    any Pre-Closing Tax Liabilities,
(7)    the matters set forth in Schedule 7.2(a)(7) (the “Qualified Matters”) (in the case of amounts described in this clause (7), to the extent of amounts available in the Special Indemnification Escrow Fund with respect thereto);
(8)    the matters described in Schedule 7.2(a)(8) (in the case of amounts described in this clause (8), to the extent of amounts available in the Special Indemnification Escrow Fund with respect thereto); and
(9)    the matters described in Schedule 7.2(a)(9) (in the case of amounts described in this clause (9), to the extent of amounts available in the Regular Indemnification Escrow Fund and Special Indemnification Escrow Fund with respect thereto).
Section 7.3    Limitations on Indemnification; Exclusive Remedy.
(a)    The Indemnified Persons may not recover any Indemnifiable Losses under Section 7.2(a)(1) (except for any claims with respect to any Fundamental Representations) unless and until they have sustained Indemnifiable Losses in an aggregate amount greater than $500,000 (the “Indemnification Threshold Amount”). Once the Indemnification Threshold Amount has been exceeded with respect to Indemnifiable Losses under Section 7.2(a)(1) (except for any claims with respect to any Fundamental Representations), the Indemnified Persons shall be entitled to recover all Indemnifiable Losses in excess of the Indemnification Threshold Amount, subject to the other limitations set forth in this Article VII. For purposes of the preceding sentences of this Section 7.3(a), in each set of events or circumstances where an Indemnifiable Loss is less than $5,000, such Indemnifiable Loss shall not be considered in determining whether the Indemnified Persons have sustained Indemnifiable Losses in excess of the Indemnification Threshold Amount. In determining whether a breach of a representation or warranty has occurred, and in determining the amount of any Indemnifiable Losses in respect of the failure breach of any representation or warranty to be true and correct as of any particular date, any materiality, Material Adverse Effect or similar qualification limiting the scope of such

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representation or warranty shall be disregarded. The aggregate amount of all Indemnifiable Losses for which the Escrow Participants shall be liable pursuant to Section 7.2(a)(1) shall not exceed $850,000 (in each case except for any claims with respect to any Fundamental Representations).
(b)    The Indemnified Persons’ recovery for any and all Indemnifiable Losses under Section 7.2(a)(1), other than for Indemnifiable Losses that arise out of (i) any breach of the Fundamental Representations or (ii) any breach of the representations and warranties set forth in Section 3.23 to the extent such breach concerns to the Company’s operations outside of the United States, shall be limited to recovery from (1) first, the Regular Indemnification Escrow Fund (to the extent of the retention under the R&W Policy), (2) second, the R&W Policy, to the extent recovered thereunder, and (3) third, to the extent such Indemnifiable Losses exceed the amount recovered from (assuming compliance with Section 5.13), or are not covered (including by operation of the retention thereunder) under, the R&W Policy, again from the Regular Indemnification Escrow Fund.
(c)    The Indemnified Persons’ recovery for any and all Indemnifiable Losses under Section 7.2(a)(2) and Section 7.2(a)(6) shall be limited to recovery from (1) first, the Regular Indemnification Escrow Fund (to the extent of the retention under the R&W Policy), (2) second, the R&W Policy, to the extent recovered thereunder, (3) third, to the extent such Indemnifiable Losses exceed the amount recovered from, or are not covered (including by operation of the retention thereunder) under, the R&W Policy, again from the Regular Indemnification Escrow Fund, and (4) fourth, if such Indemnifiable Losses exceed amounts recovered from (assuming compliance with Section 5.13) the Regular Indemnification Escrow Fund and the R&W Policy, then from each former holder of Company Capital Stock and Company Options who is an Escrow Participant of its Escrow Pro Rata Portion of the Indemnifiable Losses that exceed the amounts actually recovered under the R&W Policy or from the Regular Indemnification Escrow Fund, up to the amount of Merger Consideration actually received by such former holder (including any amounts paid to an Escrow Participant pursuant to (A) Section 2.10(h) and (B) the Escrow Agreement).
(d)    The Indemnified Persons’ recovery for any and all Indemnifiable Losses under (i) Section 7.2(a)(1) that arise out of any Fundamental Representations, or (ii) Section 7.2(a)(3) through Section 7.2(a)(5) shall be from (1) first, the Regular Indemnification Escrow Fund (to the extent of the retention under the R&W Policy); (2) second, the R&W Policy, to the extent recovered thereunder, provided that, for the first three years following the Closing Date, the Indemnified Persons shall not be required to recover from the R&W Policy to the extent that such recovery would result in reduction of the remaining aggregate coverage under the R&W Policy available for Indemnifiable Losses not arising under the matters set forth in subsections (i) and (ii) of this Section 7.3(d) (including as the result of prior or pending claims) below $5,000,000; (3) third, to the extent such Indemnifiable Losses exceed the amount recovered from, or are not covered (including by operation of the retention thereunder) under, the R&W Policy, again from the Regular Indemnification Escrow Fund; and (4) fourth, if such Indemnifiable Losses exceed amounts recovered from (assuming compliance with Section 5.13) the Regular Indemnification Escrow Fund and under the R&W Policy, then from each former holder of Company Capital Stock and Company Options who is an Escrow Participant of its Escrow Pro Rata Portion of the Indemnifiable Losses that exceed the amounts actually recovered

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under the R&W Policy and from the Regular Indemnification Escrow Fund, up to the amount of Merger Consideration actually received by such former holder (including any amounts paid to an Escrow Participant pursuant to (A) Section 2.10(h) and (B) the Escrow Agreement).
(e)    The Indemnified Persons’ recovery for any and all Indemnifiable Losses which are described in or arise pursuant to Section 7.2(a)(7) or Section 7.2(a)(8) shall be limited to recovery from the Special Indemnification Escrow Fund (regardless of whether such Indemnifiable Losses may be described in or arise pursuant to any other provision of this Agreement other than Section 7.2(a)(7) or Section 7.2(a)(8)).
(f)    The Indemnified Person’s recovery for any and all Indemnifiable Losses under Section 7.2(a)(9) shall be limited to recovery from (1) first, the Regular Indemnification Escrow Fund (to the extent of the retention under the R&W Policy) and (2) second, if such Indemnifiable Losses exceed amounts recoverable from the Regular Indemnification Escrow Fund, then from the Special Indemnification Escrow Fund.
(g)    Notwithstanding anything in this Agreement to the contrary, an Indemnified Person may recover without limitation from any holder of Company Capital Stock and Company Options with respect to claims for Fraud committed by such Person.
(h)    Except for (i) claims for Fraud, (ii) the right to specific performance or injunctive relief as contemplated by Section 9.10, (iii) the right to pursue remedies under any other Contract entered into by a Person in connection with this Agreement in accordance with such Contract or (iv) the disputes to be resolved under Section 2.10, the remedies provided in this Article VII and recovery under the R&W Policy shall, after the Closing, be the sole and exclusive remedy available to the Indemnified Persons for any claim or cause of action based upon, arising out of this Agreement, including in respect of breaches of representations and warranties, covenants or agreements contained in this Agreement. Other than as provided in this Agreement (including claims in connection with Fraud) or pursuant to a Letter of Transmittal or a Joinder and Release Agreement, no Person who before the Effective Time was a holder of Company Capital Stock or Company Options or was a director, officer, employee or Affiliate of the Company or any of its Subsidiaries shall have any liability or obligation with respect to this Agreement or any claim or cause of action based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement.
(i)    Except as otherwise required by applicable Law, the parties shall treat any indemnification payments made hereunder as an adjustment to the Merger Consideration as specified in Section 2.5(c) for accounting and tax purposes.
(j)    Indemnifiable Losses for which any of the Indemnified Persons are entitled to recovery shall be reduced by (1) the amount of any insurance proceeds actually recovered by the Indemnified Persons with respect to such Indemnifiable Losses (other than from the R&W Policy), in each case, calculated net of any actual collection costs and reserves, Taxes, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries, (2) the amount of any Tax Benefits realized by the Indemnified Persons in the taxable year in which the Indemnifiable Losses are incurred or the following taxable year that are attributable to

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any deduction, loss, credit or other Tax Benefit resulting directly from such Indemnifiable Losses, and (3) any indemnity, contribution or other similar payment actually recovered by the Indemnified Persons from any third party with respect to such Indemnifiable Losses (other than those covered by clause (1) of this sentence); provided, however, that none of the Indemnified Persons shall have any obligation to (A) seek recovery against any insurance policies (other than from the R&W Policy as provided herein) or to enforce such third party contractual indemnification or contribution provisions, or (B) obtain insurance coverage or other third party protection with respect to any particular matter. To the extent that any amounts are recovered by an Indemnified Person following the payment of any Indemnifiable Losses that would have reduced the amount of Indemnifiable Losses pursuant to clauses (1), (2) or (3) of the immediately preceding sentence, such recovered amounts shall be promptly delivered to the Paying Agent for further distribution to the Escrow Participants or, to the extent such amounts have been distributed from escrow, back to such escrow. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pursue recovery from the D&O Tail Policy for any and all claims arising from the Surviving Corporation’s indemnification obligations with respect to the Company Indemnified Parties.
(k)    The parties acknowledge the applicability of the common law duty to mitigate Indemnifiable Losses.
(l)    No Indemnified Person shall be entitled to double recovery for any adjustments to the Merger Consideration provided for hereunder or for any Indemnifiable Losses even though such Indemnifiable Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement. No Indemnified Person shall be entitled to indemnification under this Agreement in respect of any Indemnifiable Losses to the extent such Indemnifiable Losses were taken into account in the calculation of, and reduced the value of components (E), (F), (G), and (H) of the Merger Consideration.
(m)    In no event shall any Indemnified Person be entitled to recover under this Article VII for any of the following:
(1)    Any Indemnifiable Losses that, at the time the Claims Certificate relating to such Indemnifiable Losses is delivered to the Representative, are (A) contingent, unless and solely to the extent that such Indemnifiable Losses cease to be contingent within 90 days of the expiration of the applicable survival period set forth in Section 7.1 for the representation, warranty or covenant that is the basis for the claim for Indemnifiable Losses, or (B) otherwise not capable of being quantified, unless and solely to the extent that such Indemnifiable Losses become capable of being quantified;
(2)    to the extent that any amount of the Indemnifiable Losses is reflected as a liability in the Closing Balance Sheet and/or was taken into account in the calculation of the Merger Consideration by reason of the final determination of the Final Closing Indebtedness, the Final Transaction Expenses, or the Final Working Capital (or estimates thereof in the event that Parent does not deliver a Closing Statement to the Representative in accordance with Section 2.10(c)).

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Section 7.4    Escrow Claims Periods. The period during which claims for indemnification from the Regular Indemnification Escrow Fund may be initiated (the “Claims Period”) shall commence at the Effective Time and terminate on the applicable date provided in Section 7.1. The period during which claims for which indemnification from the Special Indemnification Escrow Fund may be initiated shall commence on the Effective Time and terminate on the later of (a) the third anniversary of the Closing Date and (b) the date upon which all claims relating to the Qualified Matters are finally settled (such date, the “Special Claims Period Expiration Date”).
(a)    On the Expiration Date, the cash held in the Regular Indemnification Escrow Fund, less amounts necessary in the reasonable judgment of Parent to satisfy any unresolved or unsatisfied claims for Indemnifiable Losses specified in any Claim Certificate delivered to the Escrow Agent prior to the Expiration Date claiming recovery from the Regular Indemnification Escrow Fund (such amount to be either (a) set forth in a certificate signed by an officer of Parent and delivered to the Escrow Agent prior to the Expiration Date, or (b) if no such certificate is delivered, the aggregate amounts set forth in any unresolved or unsettled claims for Indemnifiable Losses set forth in Claim Certificates delivered to the Escrow Agent prior to the Expiration Date claiming recovery from the Regular Indemnification Escrow Fund), shall be released in accordance with the Escrow Agreement. The funds remaining in the Regular Indemnification Escrow Fund following the Expiration Date shall remain in the Regular Indemnification Escrow Fund until all such claims for Indemnifiable Losses have been resolved or satisfied, whereupon, any remaining portion of the Regular Indemnification Escrow Fund shall be released in accordance with the Escrow Agreement.
(b)    If, prior to the Special Claims Period Expiration Date, all claims related to the Qualified Matters are settled, then an amount equal to (i) $2,800,000 minus (ii) the aggregate settlement amount of the Qualified Matters (together with attendant costs and expenses) shall be released from the Special Indemnification Escrow Fund in accordance with the Escrow Agreement. If the aggregate amount of such settlement (together with attendant costs and expenses) is less than $874,000, then (i) Parent shall promptly deposit into the Special Indemnification Escrow Fund an amount equal to (X) $874,000 less (Y) the aggregate amount of such settlement and attendant costs and expenses (the “Additional Released Amount”) and (ii) the Additional Released Amount shall also be released from the Special Indemnification Escrow Fund in accordance with the Escrow Agreement.
(c)    On the Special Claims Period Expiration Date, the remaining cash held in the Special Indemnification Escrow Fund, less amounts necessary to satisfy any obligations of the Company or any of its Subsidiaries pursuant to any settlement agreement entered into by the Company or any of its Subsidiaries in connection with the Qualified Matters and less amounts necessary in the reasonable judgment of Parent to satisfy any unresolved or unsatisfied claims for Indemnifiable Losses specified in any Claim Certificate delivered to the Escrow Agent prior to the Special Claims Period Expiration Date (such amount to be either (a) set forth in a certificate signed by an officer of Parent and delivered to the Escrow Agent prior to the Special Claims Period Expiration Date, or (b) if no such certificate is delivered, the aggregate amounts set forth in any unresolved or unsettled claims for Indemnifiable Losses set forth in Claim Certificates delivered to the Escrow Agent prior to the Special Claims Period Expiration Date claiming recovery from the Special Indemnification Escrow Fund), shall be released in accordance with

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the Escrow Agreement. The funds remaining in the Special Indemnification Escrow Fund following the Special Claims Expiration Date shall remain in the Special Indemnification Escrow Fund until all such claims for Indemnifiable Losses have been resolved or satisfied, whereupon, any remaining portion of the Special Indemnification Escrow Fund shall be released in accordance with the Escrow Agreement.
Section 7.5    Claims Procedure. Reasonably promptly after Parent becomes aware of the existence of any potential claim (including a Third-Party Claim) that might result in an Indemnifiable Loss that the Indemnified Persons have under Section 7.2 and may be recoverable from the Regular Indemnification Escrow Fund, the Special Indemnification Escrow Fund or Escrow Participants, Parent shall deliver to the Representative and the Escrow Agent a certificate signed by an officer of Parent (a “Claim Certificate”):
(a)    stating that an Indemnified Person has sustained, or in good faith anticipates that it may sustain, Indemnifiable Losses;
(b)    stating the amount of such Indemnifiable Losses if known (which, in the case of Indemnifiable Losses not yet sustained, may be the maximum amount in good faith anticipated to be incurred, paid or properly accrued);
(c)    specifying in reasonable detail the individual items of such Indemnifiable Losses included in the amount so stated (to the extent reasonably available to such Indemnified Person), the nature of the claim to which such Indemnifiable Losses are related and the Section whose breach gives rise to such Indemnifiable Losses; and
(d)     specifying whether the Indemnified Person seeks recovery from the Regular Indemnification Escrow Fund, the Special Indemnification Escrow Fund and/or the Escrow Participants.
No delay in or failure to give a Claim Certificate (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) by Parent to the Representative or the Escrow Agent pursuant to this Section 7.5 will adversely affect any of the rights or remedies that Parent has under this Agreement, except and to the extent that such delay or failure has materially prejudiced the Escrow Participants and except (A) to the extent that such delay or failure has materially prejudiced the Escrow Participants, (B) if Parent seeks recovery from the Regular Indemnification Fund but has failed to deliver the Claim Certificate to the Representative prior to the Expiration Date, or (C) if Parent seeks recovery from the Special Indemnification Fund but has failed to deliver the Claim Certificate to the Representative prior to the Special Claims Period Expiration Date.
Section 7.6    Objections to Claims. The Representative may object to any claim set forth in such Claim Certificate by delivering written notice to Parent and the Escrow Agent of the Representative’s objection (an “Objection Notice”). If an Objection Notice is not delivered by the Representative to Parent within 30 days after delivery by Parent of the Claim Certificate (the “Objection Period”), such failure to so object shall be an irrevocable acknowledgment by the Representative that the Indemnified Persons are entitled to indemnification under Section 7.2 for the full amount of the Indemnifiable Losses set forth in the Claim Certificate (including any

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update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein).
Section 7.7    Resolution of Objections to Claims.
(a)    If the Representative shall deliver an Objection Notice, Parent shall have 30 days after such delivery to respond in a written statement to such objection.
(b)    If after such 30-day period there remains a dispute as to any claims, the Representative and Parent shall attempt in good faith for 30 days thereafter to agree upon the rights of the respective parties with respect to each of such claims.
(c)    If no such agreement can be reached after good faith negotiation and within 150 days after delivery of an Objection Notice, Parent shall have the option of submitting the dispute regarding such claims to a court of competent jurisdiction in accordance with Section 9.11 within 150 days after the delivery of the Objection Notice; it being understood that, if no such agreement can be reached and Parent fails to submit the dispute regarding such claims to a court of competent jurisdiction in accordance with Section 9.11 within such 150-day period, then the Claim Certificate and all claims for Indemnifiable Losses thereunder shall be deemed to be withdrawn by Parent and Parent shall not thereafter assert any such claims arising from the facts and circumstances giving rise to the claims asserted in the Claim Certificate.
Section 7.8    Payment of Claims.
(a)    If no Objection Notice is delivered by the Representative within the Objection Period, or if an Objection Notice is delivered by the Representative within the Objection Period, but such Objection Notice is only with respect to a portion of the Indemnifiable Losses stated in the applicable Claim Certificate, then on the 31st day following the Escrow Agent’s receipt of a Claim Certificate, (i) if applicable, the Escrow Agent shall release to Parent as soon as practicable out of the Regular Indemnification Escrow Fund or Special Indemnification Fund, as applicable, to the extent cash remains therein, and (ii) if applicable, the Escrow Participants severally shall pay to Parent, an amount of cash equal to their respective Escrow Pro Rata Portions of (1) the amount of the Indemnifiable Losses set forth in the Claim Certificate, if no Objection Notice was delivered by the Representative, or (2) the amount of the portion of the Indemnifiable Losses set forth in such Claim Certificate to which no objection was made, if an Objection Notice was delivered by the Representative, except that, to the extent that such Indemnifiable Losses have not then been sustained by such Indemnified Person, Parent (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent and the Escrow Participants shall not deliver funds in respect thereof unless and until such Indemnifiable Losses are actually sustained by such Indemnified Person.
(b)    If an Objection Notice is delivered by the Representative within the Objection Period and an agreement between the Representative and Parent is reached in accordance with Section 7.7(b), the Representative and Parent each shall execute a memorandum setting forth their agreement and furnish it to the Escrow Agent (if applicable). The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute any cash then

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remaining in the Regular Indemnification Escrow Fund or the Special Indemnification Escrow Fund, as applicable, in accordance with the terms thereof.
Section 7.9    Third-Party Claims. If Parent becomes aware of a third-party claim (each, a “Third-Party Claim”) which Parent believes may result in a claim for indemnification in accordance with Section 7.2(a)(1) through Section 7.2(a)(9) by or on behalf of an Indemnified Person, Parent shall promptly notify the Representative of such Third-Party Claim. For purposes of this Section 7.9, the Qualified Matters shall constitute a Third-Party Claim.
(a)    If Parent or its Subsidiaries shall determine to conduct the investigation, defense or settlement of any Third-Party Claim, then the Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim (including, for the avoidance of doubt, any Third Party Claim relating to the Qualified Matters which the parties agree will be controlled by Parent) to the extent that receipt of such documents by the Representative does not adversely affect any privilege relating to the Indemnified Person (provided, that Parent shall use commercially reasonable efforts to provide such information to the Representative in a manner that would not adversely affect such privilege, including by entering into customary joint defense agreements or similar arrangements with the Representative with respect thereto), and the Indemnified Person shall provide the Representative the opportunity to consult with and participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim, all at the sole expense of the Escrow Participants. Subject to Section 7.9(c) in the case of the Qualified Matters, no settlement of any such Third-Party Claim with any third party claimant shall be determinative of the amount of Indemnifiable Losses relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 30 days after written request for such consent by the Indemnified Person. If the Representative consents to any such settlement, neither the Representative nor any Persons who held Company Capital Stock or Company Options immediately prior to the Effective Time, in their capacity as such holders, shall have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement.
(b)    If Parent does not assume the defense of such claim pursuant to Section 7.9(a), Representative shall determine and conduct the investigation, defense or settlement of such claim. The fees and expenses of counsel employed by the Representative shall be paid out of the Representative Expense Fund or by the holders of Company Capital Stock and Company Options in accordance with Section 9.13. Parent shall have the right to participate in, but not control, the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Representative. The Representative shall not settle any such claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Parent shall have objected within 30 days after written request for such consent by the Representative).
(c)    Notwithstanding anything to the contrary herein, Parent shall not enter into a settlement of any Third Party Claim relating to the Qualified Matters without the prior written consent of the Representative (which such consent shall not be unreasonably withheld) if:

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(i) the aggregate amount of such settlement exceeds $3,700,000 and (ii) such settlement is not confirmed by Deloitte in writing to be, under the totality of the circumstances, reasonable.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)    by the mutual written consent of Parent, Merger Sub and the Company;
(b)    by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable, except that the terms of this Section 8.1(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;
(c)    by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before 5:00 p.m., Pacific Time, on October 24, 2018 (the “Outside Date”), if the conditions to the terminating party’s obligations to Closing under Article VI have not been satisfied by the other party or waived by the terminating party by such date other than conditions pertaining to covenants to be performed as part of effectuating the Closing; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VI to be fulfilled or satisfied on or before such date; provided, further, that if on the Outside Date the authorizations of, or expirations of waiting periods imposed by, the GWB have not occurred or been obtained, but all other conditions to the Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), the Outside Date shall be extended by an additional 60 days until December 23, 2018, which extended date shall thereafter be considered the Outside Date (and neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(c) until such extended Outside Date); and
(d)    by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by giving written notice to the other party if the other has committed a breach of (i) any of its representations or warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V, as applicable, and (A) has not cured such breach within 10 Business Days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.1(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the

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Closing Date, such breach would result in the failure of any of the conditions set forth in Article VI to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if such party is at that time in material breach of this Agreement.
Section 8.2    Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement or any of their respective officers, directors, stockholders or Affiliates, except that nothing contained in this Agreement shall relieve any party to this Agreement from any Liability resulting from or arising out of any Fraud or intentional breach of any agreement or covenant hereunder that occurred prior to the termination of this Agreement and that notwithstanding the foregoing, the terms of Section 5.4, this Section 8.2 and Article IX shall survive any termination of this Agreement, whether in accordance with Section 8.1 or otherwise.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, Parent will bear one-half of the filing fees in connection with any required filings under any antitrust, competition or pre-merger notification Laws, and the other half shall be deemed to be a Transaction Expense.
Section 9.2    Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, (c) in the case of electronic mail (with confirmation of transmission), on the date of transmission if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and (d) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems:
(a)    if to the Company (prior to the Closing), to:

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LumaSense Technologies Holdings, Inc.
3301 Leonard Court
Santa Clara, CA 95054
Attention: Stephen M. Abely
Email: s.abely@lumasenseinc.com
with a copy (which shall not constitute notice) to:
Jones Day
1755 Embarcadero Road
Palo Alto, California 94303
Attention:    David B. Sikes
Facsimile:    +1-650-739-3900
Email:    dsikes@jonesday.com

(b)    if to Parent or Merger Sub or, if after the Closing, to the Company, to:
Advanced Energy Industries
1625 Sharp Point Drive
Fort Collins, CO 80525
Attention: Tom McGimpsey and Curtis Maly
Facsimile: +1-970-407-5326
Email:    Tom.McGimpsey@aei.com
Email: Curtis.Maly@aei.com
with a copy (which shall not constitute notice) to:
Foley & Lardner LLP
500 Woodward Ave., Suite 2700
Detroit, MI 48226-3489
Attention: Tom Spillane and Omar Lucia
Email:    TSpillane@foley.com
Email: OLucia@foley.com

(c)    if to the Representative and, after the Closing, to the holders of Company Capital Stock and Company Options, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile: (303) 623-0294
Telephone: (303) 648-4085
Section 9.3    Public Announcements. Prior to the Effective Time, unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this

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Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations prior to the Effective Time, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof. The parties acknowledge and agree that Parent will file an 8-k and press release regarding the transaction completed hereby following the execution of this Agreement; Parent will provide such 8-K and press release for the Company’s review and include any reasonable comments thereto.
Section 9.4    Interpretation. Except to the extent that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule, Preamble, or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit, a Schedule, the Preamble or the Recitals to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    the word “or” is not exclusive;
(f)    any gender-specific reference in this Agreement include all genders;
(g)    the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;
(h)    a reference to any statute or to any provision of any statute will include any modification, amendment or re-enactment thereof, any statute provision substituted therefore and all rules, regulations and statutory instruments issued or related to such statute;
(i)    if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;
(j)    references to a Person are also to its permitted successors and assigns;
(k)    unless indicated otherwise, mathematical calculations contemplated hereby will be made to the maximum number of significant digits stored and used in calculations by Microsoft Excel, but payments will be rounded to the nearest whole cent, after aggregating all payments due to or owed by a Person at the time of payment;
(l)    “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice”;
(m)    accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP;
(n)    any agreement or instrument defined or referred to herein means such agreement or instrument, in each case, as from time to time amended, modified or supplemented (if permitted under this Agreement), including by succession or comparable successor statutes;
(o)    the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;
(p)    the contents of the Disclosure Schedule and the other schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include such schedules;
(q)    no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;
(r)    although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); and
(s)    No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material, outside the ordinary course of business or required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as admission or indication that any such breach or violation exists or has actually occurred. Each disclosure in the Disclosure Schedule shall be set forth under a reference to the Section or Subsection to which it applies but shall also be deemed to qualify other Sections or Subsections to the extent it is reasonably apparent from reading the disclosure that such disclosure is applicable to such other Sections or Subsections. Nothing in the Disclosure Schedule shall broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement.

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Section 9.5    Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.
Section 9.6    Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits to this Agreement), the Escrow Agreement and the Confidentiality Agreement (collectively, the “Ancillary Agreements”) constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
Section 9.7    Assignment. This Agreement shall inure to the benefit of the successors or assigns of Parent and the Representative, including any successor to, or assignee of, all or substantially all of the business and assets of Parent or the Representative, respectively. Except as set forth in the preceding sentence, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable provided, however, that Parent may make a collateral assignment of this Agreement to its lenders. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties to this Agreement and their respective successors and assigns.
Section 9.8    Third-Party Beneficiaries. Except as provided in Section 5.7 and Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.9    Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by Parent, the Company and Representative. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver

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thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.9.
Section 9.10    Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably harmed in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Therefore, each of the parties to this Agreement agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, including to cause Parent and Merger Sub to consummate the Merger pursuant and subject to the terms of this Agreement. Each party to this Agreement agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.
Section 9.11    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the Delaware Court of Chancery, or with respect to claims in which exclusive subject matter jurisdiction of such claims is Federal, the United States District Court for the Southern District of New York, and any courts having appellate jurisdiction therefrom, in any Action initiated prior to the Effective Time (or after the Effective Time if specific performance is sought) arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (1) agrees not to commence any such Action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) except in such courts; (2) agrees that any claim in respect of any such Action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) may be heard and determined in such Delaware state or Federal court; (3) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) prior to the Effective Time (or after the Effective Time if specific performance is sought) in any such Delaware state or Federal court; and (4) waives, to the fullest

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extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) in any such Delaware state or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(b)    Each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection with this Agreement or the transactions contemplated hereby or thereby. Each party certifies and acknowledges that (1) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of such waivers, (2) it understands and has considered the implications of such waivers, (3) it makes such waivers voluntarily, and (4) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.
Section 9.12    Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement; provided, however, that subject to the terms of Article VII, the foregoing shall not apply to any claim for Fraud.
Section 9.13    Representative.
(a)    Appointment. The parties have agreed that it is desirable to designate Shareholder Representative Services LLC to act on behalf of the holders of Company Capital Stock and Company Options as each holder’s agent, representative, and attorney-in-fact (the “Representative”). By voting in favor of the adoption of this Agreement, and receiving the benefits of the Merger, including the right to receive the consideration payable in connection with the Merger, each holder of Company Capital Stock and Company Options shall be deemed to have approved the designation of, and hereby designates, the Representative as each holder of Company Capital Stock and Company Options’ agent, representative and attorney-in-fact for all purposes herein and as may be required pursuant to this Agreement to act for the holders of Company Capital Stock and Company Options. The Representative hereby accepts such appointment. The Representative may resign at any time, and the Representative may be removed by the vote of Persons that collectively held shares constituting more than a majority of the outstanding shares of Company Capital Stock immediately prior to the Effective Time (“Majority Holders”). In the event that the Representative has resigned or been removed, a new

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Representative shall be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative.
(b)    Authority and Liability. Without limiting the authority set forth in Section 9.13(a), the Representative shall have such powers and authority as are necessary to carry out the functions assigned to the Representative under this Agreement and the Ancillary Agreements; provided, however, that the Representative shall have no obligation to act on behalf of the holders of Company Capital Stock or Company Options except as expressly provided herein. Without limiting the foregoing, the Representative shall be the exclusive agent, representative, and attorney-in-fact for and on behalf of the holders of the Company Capital Stock, Company Options or the Escrow Participants to:
(1)    give and receive notices and communications to or from Parent or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby;
(2)    authorize deductions by Parent from the Holdback Amount in satisfaction of any post-Closing adjustments in accordance with Section 2.10;
(3)    authorize deliveries to Parent of cash or other property from the Regular Indemnification Escrow Fund and Special Indemnification Escrow Fund in satisfaction of claims asserted by Parent;
(4)    object to such claims in accordance with Section 7.6;
(5)    consent or agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to such claims;
(6)    consent or agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to, disputes; and
(7)    take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, including retaining counsel, accountants and other advisors, in each case without having to seek or obtain the consent of any Person under any circumstance.
The Representative shall be the sole and exclusive means of asserting or addressing any of the above and no Escrow Participant shall have any right to act on its own behalf with respect to any such matters. The Representative shall have no liability to Parent, Merger Sub, the Company, the Surviving Corporation or any Escrow Participant, or holder of Company Capital Stock or Company Options with respect to actions taken or omitted to be taken in its capacity as Representative, except with respect to the Representative’s gross negligence, willful misconduct, or fraud (the matters described in this exception clause being “Unexculpable Matters”). The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from Unexculpable Matters. The Representative shall not be liable for any action or omission taken or

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made in good faith pursuant to the advice of outside counsel. The Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative, unless the Representative is holding funds delivered to it under this Section 9.13(b) or has been provided with other funds, security or indemnities which, in the sole determination of the Representative, are sufficient to protect the Representative against the Indemnifiable Losses which may be incurred by the Representative in responding to such direction or taking such action. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising his powers and performing his function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.
(c)    Access to Information. The Representative will have reasonable access to information about the Surviving Corporation and its Subsidiaries and the reasonable assistance of the Surviving Corporation’s and its Subsidiaries’ officers and employees for purposes of performing the Representative’s duties and exercising the Representative’s rights hereunder. The Representative will treat confidentially and not disclose the terms of this Agreement or any nonpublic information from or about Parent, Surviving Corporation, its Subsidiaries or any Indemnified Person (the “Confidential Information”) to anyone, except that the Representative may disclose information as required by law or to the Representative’s employees, advisors, attorneys, accountants, consultants, financial advisors, agents or authorized representatives and to the holders of Company Capital Stock or Company Options, in each case who have a need to know such information, provided that such employees, advisors, attorneys, accountants, consultants, financial advisors, agents or authorized representatives are subject to confidentiality obligations with respect thereto. If requested by Parent, the Representative may enter into a separate confidentiality agreement before being provided access to such information.
(d)    Indemnification. The Escrow Participants shall indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly resulting from Unexculpable Matters, the Representative will reimburse the Escrow Participants the amount of such indemnified Representative Loss to the extent attributable to such Unexculpable Matters. If not paid directly to the Representative by the Escrow Participants, any such Representative Losses may be recovered by the Representative from (i) first, the funds in the Representative’s Expense Fund and (ii) second, the Regular Indemnification Escrow Fund and the Special Indemnification Escrow Fund at such time as remaining amounts therein would otherwise be distributable to the Escrow Participants; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Escrow Participants from their obligation to promptly pay such Representative Losses as they are suffered or incurred upon presentation of invoices or other evidence of Representative Losses,

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nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the holders of Company Capital Stock and Company Options or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the holders of Company Capital Stock and Company Options set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section 9.13. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.
(e)    Expense Fund. The Representative will use the Representative’s Expense Fund for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the Ancillary Agreements. The holders of Company Capital Stock and Company Options will not receive any interest or earnings on the Representative’s Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative’s Expense Fund other than as a result of Unexculpable Matters. The Representative will hold the Representative’s Expense Fund in deposit accounts separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative’s Expense Fund shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any Person and shall be used solely for the purposes set forth in this Section 9.13. It is the intention of the Representative, Parent and the Company that no Person has ownership of, or rights in, the Representative’s Expense Fund, other than the Representative’s rights to the Representative’s Expense Fund as set forth in this Section 9.13, the right of the Representative to any interest or earnings on the Representative’s Expense Fund and the right of the Escrow Participants to receive distributions in accordance with the following sentence. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Representative’s Expense Fund to the Paying Agent for further distribution to the Escrow Participants in accordance with their Escrow Pro Rata Portions.
Section 9.14    Waiver of Conflict; Privileged Communications. The parties acknowledge that at all times up to the Closing, all counsel, including Jones Day, of the Company and its Affiliates (“Sell-side Counsel”) have represented only the Company and its Affiliates and that Sell-side Counsel possesses or will possess communications and documents that Sell-side Counsel prepared or will prepare in connection with their representation of the Company or its Affiliates, in each case that relate to this Agreement, the Escrow Agreement or the Confidentiality Agreement and were delivered or prepared before the Closing (collectively, the “Sell-side Counsel Work Product”). The parties further acknowledge that Sell-side Counsel has been and will be providing, prior to the Closing, legal advice to the Company and its Affiliates in connection with the transactions contemplated by this Agreement, the Escrow Agreement and the Confidentiality Agreement and in such capacity will have obtained confidential information of the Company or its Affiliates, including privileged communications between Sell-side Counsel, on the one hand, and the directors, officers, stockholders, members, accounting firms, financial advisors or employees of the Company or its Affiliates, on the other hand. If subsequent to the

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Closing any dispute were to arise relating in any manner to this Agreement, the Escrow Agreement or the Confidentiality Agreement between Parent or its Affiliates (each a “Buy-side Party”), on one hand, and the Representative, the Persons who held Company Capital Stock or Company Options before the Effective Time, in their capacity as such holders, or any Person who was a director, member, partner, officer, employee, representative or Affiliate of the Company or its Affiliates (each a “Sell-side Party”) before the Effective Time, on the other hand (each a “Dispute”), the parties hereby consent to Sell-side Counsel’s representation of the Sell-side Party in the Dispute(s). In connection with any Dispute, the Sell-side Parties will be permitted to, and the Buy-side Parties will not, assert any attorney-client privilege as to any communications between Sell-side Counsel and the Sell-side Parties, and the Sell-side Parties will be permitted to use, and the Buy-side Parties will not seek to discover or use, any item of Sell-side Counsel Work Product as evidence in any Action related to such Dispute or its subject matter. The Buy-side Parties will not waive any attorney-client privilege as to any communications between Sell-side Counsel and the Sell-side Parties without the consent of the Representative.
Section 9.15    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, and Representative has executed this Agreement, as of the date first written above.

ADVANCED ENERGY INDUSTRIES, INC.

By: /s/ Thomas O. McGimpsey
Name: Thomas O. McGimpsey
Title: Executive Vice President

AE ECLIPSE MERGER SUB, INC.

By: /s/ Steve Mason
Name: Steve Mason
Title: Assistant Secretary

LUMASENSE TECHNOLOGIES HOLDINGS, INC.

By: /s/ Stephen M. Abely
Name: Stephen M. Abely
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Representative

By: /s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

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